Notice of Annual Meeting of Stockholders

New Orleans, Louisiana
March 26, 2003

To the Stockholders of ENTERGY CORPORATION:

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

Date:        Friday, May 9, 2003
Time:       10:00 a.m. Central Daylight Time
Place:       Del Lago Conference Center
                600 Del Lago Boulevard
                Montgomery, TX 77356

MATTERS TO BE VOTED ON

  Election of Fifteen Directors.
  Approval of the Amended and Restated 1998 Equity Ownership Plan.
  Approval of the Executive Annual Incentive Plan.
  Stockholder proposal concerning "poison pills."

Michael G. Thompson

Secretary

TABLE OF CONTENTS

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS                                  1

MATTERS TO BE VOTED ON                                                        1

PROXY STATEMENT                                                               4

GENERAL INFORMATION ABOUT VOTING                                              4

WHO CAN VOTE                                                                  4

VOTING BY PROXIES                                                             4

HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS                                    4

QUORUM REQUIREMENT                                                            4

VOTES NECESSARY FOR ACTION TO BE TAKEN                                        4

COST OF THIS PROXY SOLICITATION                                               5

ATTENDING THE ANNUAL MEETING                                                  5

STOCKHOLDERS WHO OWN AT LEAST FIVE PERCENT                                    5

PROPOSAL 1 - ELECTION OF DIRECTORS                                            6

GENERAL INFORMATION ABOUT NOMINEES                                            6

TERM OF OFFICE                                                                6

INFORMATION ABOUT THE NOMINEES                                                6

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES                               10

     Audit Committee                                                         10
     Finance Committee                                                       10
     Personnel Committee                                                     10
     Nuclear Committee                                                       11
     Corporate Governance Committee (formerly Director Affairs/Public
         Affairs Committee)                                                  11
     Executive Committee                                                     11

DIRECTOR COMPENSATION.                                                       12

SERVICE AWARDS FOR DIRECTORS.                                                12

RETIREMENT FOR DIRECTORS                                                     12

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION                     12

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS                                    13

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.                     13

AUDIT COMMITTEE REPORT.                                                      14

INDEPENDENT ACCOUNTANTS.                                                     14

REPORT OF PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION                      16

COMPARISON OF FIVE YEAR CUMULATIVE RETURN                                    20

EXECUTIVE COMPENSATION TABLES                                                21

     Summary Compensation Table                                              21
     Option Grants to the Executive Officers in 2002                         22
     Aggregated Option Exercises in 2002 and December 31, 2002 Option Values 23
     Long-Term Incentive Plan Awards in 2002                                 23
     Equity Compensation Plan Information                                    24

RETIREMENT INCOME PLAN                                                       24

     Retirement Income Plan Table                                            24

PENSION EQUALIZATION PAYMENTS.                                               24

SUPPLEMENTAL RETIREMENT PLANS.                                               24

SYSTEM EXECUTIVE RETIREMENT PLAN                                             25

     System Executive Retirement Plan Table                                  25

EXECUTIVE EMPLOYMENT CONTRACTS AND RETIREMENT AGREEMENTS.                    26

EXECUTIVE RETENTION AGREEMENTS.                                              26

PROPOSAL 2 - APPROVAL OF THE AMENDED AND RESTATED 1998 EQUITY OWNERSHIP PLAN 29

PROPOSAL 3 - APPROVAL OF THE EXECUTIVE ANNUAL INCENTIVE PLAN                 34

PROPOSAL 4 - STOCKHOLDER PROPOSAL CONCERNING "POISON PILLS"                  36

STOCKHOLDER PROPOSALS FOR 2004 MEETING                                       38

AUDIT COMMITTEE CHARTER (EXHIBIT A)                                          39

CORPORATE GOVERNANCE COMMITTEE CHARTER (EXHIBIT B)                           42

PERSONNEL COMMITTEE CHARTER (EXHIBIT C)                                      45

CORPORATE GOVERNANCE GUIDELINES (EXHIBIT D)                                  48

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL
  OFFICERS (EXHIBIT E)                                                       54

PROXY STATEMENT

Your vote is very important. For this reason, the Board of Directors is requesting that, unless you are able to and intend to vote your shares in person at this Annual Meeting of Stockholders, you allow your Entergy Corporation Common Stock to be represented at the Annual Meeting by J. Wayne Leonard, Robert v.d. Luft and Bismark A. Steinhagen, the persons named as proxies on the enclosed proxy card. This proxy statement has been prepared for the Board by our management. The terms "we", "our", "Entergy" and the "Corporation" each refer to Entergy Corporation. This proxy statement is being sent to our stockholders on or about March 26, 2003.

GENERAL INFORMATION ABOUT VOTING

WHO CAN VOTE. You are entitled to vote your Common Stock if our records show that you held your shares as of March 12, 2003. At the close of business on March 12, 2003, 224,180,192 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

VOTING BY PROXIES. Of course, you may come to the meeting and vote your shares in person. If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them as to how your shares may be voted in accordance with your instructions. Follow those instructions carefully. If you hold your shares in your own name, you may instruct the proxies as to how to vote your Common Stock by using the toll free telephone number listed or accessing the Internet address on the proxy card or by signing, dating and mailing the proxy card in the postage paid envelope provided to you. Proxies granted by these methods are valid under applicable state law. When you use the telephone or Internet voting system, the system verifies that you are a stockholder through the use of a Control Number assigned to you. The telephone and Internet voting procedures allow you to instruct the proxies as to how to vote your shares and confirm that your instructions have been properly recorded. Your Control Number and specific directions for using the telephone and Internet voting system are on the proxy card. Whether you send your instructions by mail, telephone or the Internet, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. We are not currently aware of any matters to be presented to the Annual Meeting other than those described in this proxy statement. If any other matters are presented at the meeting, the proxies will use their own judgment in determining how to vote your shares. If the meeting is adjourned, your Common Stock may be voted by the proxies on the new meeting date.

HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS. To revoke your proxy instructions, you must either advise the Secretary in writing before your shares have been voted by the proxies at the meeting, deliver to us later proxy instructions or attend the meeting and vote your shares in person.

QUORUM REQUIREMENT. The Annual Meeting cannot be held unless a quorum equal to a majority of the outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. "Broker non-votes" also count for quorum purposes. If you hold your Common Stock through a broker, bank or other nominee, it may only vote those shares in accordance with your instructions. However, if it has not received your instructions by a specified date, it may vote on matters that the New York Stock Exchange has determined to be routine.

VOTES NECESSARY FOR ACTION TO BE TAKEN. Fifteen directors will be elected at the meeting, meaning that the fifteen nominees receiving the most votes will be elected. Abstentions will have no effect on the outcome of the election of directors.

COST OF THIS PROXY SOLICITATION. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that certain of our employees may solicit stockholders for their proxies, personally and by telephone. None of these employees will receive any additional or special compensation for doing so. We have retained Morrow & Co. Inc. for a fee of $12,500 plus reasonable out-of-pocket costs and expenses, to assist in the solicitation of proxies. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

ATTENDING THE ANNUAL MEETING. If you are a holder of record and you plan to attend the Annual Meeting, please come to the registration desk before the meeting. If you are a beneficial owner of Common Stock held by a bank or broker (i. e., in "street name"), you will need proof of ownership of your Common Stock as of March 12, 2003 to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your shares of Common Stock held in street name, you must obtain a proxy in your name from the registered holder.

STOCKHOLDERS WHO OWN AT LEAST FIVE PERCENT. A stockholder "beneficially owns" Common Stock by having the power to vote or dispose of the Common Stock, or to acquire the Common Stock within 60 days. Stockholders who beneficially own at least five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission. Based on these reports, the following beneficial owners have reported their ownership as of December 31, 2002:

Name and Address of                                        Amount and Nature of        Percent
Beneficial Owner                                           Beneficial Ownership       of Class
Barrow, Hanley, Mewhinney & Strauss, Inc. ("BHM&S")           16,144,388(1)              7.27%
One McKinney Plaza
3232 McKinney Avenue, 15th Floor
Dallas, Texas 75204-2429

AXA Financial, Inc.                                           12,457,216 (2)             5.6%
1290 Avenue of the Americas
New York, NY 10104

Putnam, LLC                                                   12,736,385 (3)             5.7%
One Post Office Square
Boston, Massachusetts 02109

  BHM&S has indicated that it has sole voting power over 4,379,188 shares, sole investment power over all 16,144,388 shares and shared voting power over 11,765,200 shares. BHM&S also advised Entergy that it is a registered investment advisor and these shares are held on behalf of various clients. These shares include 9,542,300 shares (4.30%) held on behalf of the Vanguard Windsor Funds-Vanguard Windsor II Fund, 100 Vanguard Boulevard, Malvern, PA 19355.

    2.    Alliance Capital Management L.P. is a majority-owned subsidiary of AXA Financial, Inc. and is deemed to have sole power to dispose or  to direct the disposition of 12,127,316 shares (5.5%), to have sole voting power over 6,165,280 shares and to have shared voting power over 3,109,427 shares. AXA Financial, Inc. reports in its Schedule 13G that
           "A majority of the shares reported in this Schedule 13G are held by unaffiliated third party client accounts managed by
          Alliance Capital Management L.P. as investment advisor."

  Putnam, LLC, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., wholly owns two registered investment advisers: Putman Investment Management, LLC and The Putnam Advisory Company, LLC which beneficially own and have shared investment power over 9,469,466 and 3,266,919 shares, respectively, and have shared voting power over 457,331 and 1,172,391 shares, respectively.

PROPOSAL 1 — ELECTION OF DIRECTORS

GENERAL INFORMATION ABOUT NOMINEES

All nominees are currently members of the Board, with the exception of Ms. Herman. Each has agreed to be named in this proxy statement and to serve if elected. Except where authority to vote for one or more nominee(s) is withheld, the proxies will vote all Common Stock represented by an executed proxy equally for the election of the nominees listed below.

TERM OF OFFICE. Directors are elected annually to serve a term of one year and until the next annual meeting of stockholders and the election of their successors.

INFORMATION ABOUT THE NOMINEES. The following biographical information was supplied by each nominee. Unless stated otherwise, all nominees have been continuously employed in their present positions for more than five years. The age of each individual is as of December 31, 2002.

                                   MAUREEN S. BATEMAN                             Age 59             Director Since 2000
                                                            Boston, Massachusetts

    Executive Vice President and General Counsel of State Street Corporation (administrative and financial services for institutional investors)
    Vice Chairman of the Board of Trustees of Fordham University
    Director of Boston Public Library Foundation; the Boston Bar Foundation; Catholic Schools Foundation of Boston; and member of the Board of Overseers, Boston Symphony Orchestra

                                    W. FRANK BLOUNT                                    Age 64              Director Since 1987
                                                             Atlanta, Georgia

    Chairman & Chief Executive Officer of JI Ventures, Inc. (high-tech venture capital fund)
    Former Chairman & Chief Executive Officer of Cypress Communications, Inc. (in-building integrated communications supplier)
    Former Chief Executive Officer and Director of Telstra Communications Corporation (Australian telecommunications company)
    Former Group President of AT&T
    Director of Caterpillar, Inc.; Alcatel Ltd.; Adtran, Inc.; and Hanson PLC

                                    VADM. GEORGE W. DAVIS                          Age 69           Director Since 1998
                                                             USN (Ret.)
                                                             Columbia, South Carolina

    Retired Director, President and Chief Operating Officer of Boston Edison Company (utility company)
    Vice Admiral (retired) U.S. Navy and former Commander Naval Surface Force, Pacific
    Former Director of The University of Chicago's Board of Governors for Argonne National Laboratories
    Former Chairman of the Board for the National Nuclear Accrediting Board for the Institute of Nuclear Power Operations

                                   SIMON D. deBREE                                           Age 65             Director Since 2001
                                                            The Netherlands

    Retired Director and Chief Executive Officer of DSM (chemicals, polymers, life science products)
    Chairman of the Supervisory Boards of Stork N.V., Koninklijke Boskalis Westminster N.V. and Parenco B.V.
    Commissioner of the Foundation de la Maison de la Chimie
    Former President of the Association of Petrochemicals Producers in Europe and the European Chemical Industry Council
    Former Vice President of the Association of Plastics Manufacturers in Europe
    Former Board Member of the Dutch-German Chamber of Commerce
    Former Member of the Advisory Council of the Dutch and Japanese Trade Federation
    Member of the Board of Siemens Nederland

                                   CLAIBORNE P. DEMING                           Age 48                 Director Since 2002
                                                            El Dorado, Arkansas

    President and Chief Executive Officer and Director of Murphy Oil Corporation (oil and gas)
    Director of Murphy Oil Company, Ltd.
    President of the El Dorado Education Foundation
    Treasurer and Director of American Petroleum Institute
    Member of the Tulane Law School Dean's Advisory Board
    Member of the Business School Council for A. B. Freeman School of Business Tulane University

                                    ALEXIS HERMAN                                 Age 55                      Nominee for Director
                                                             McLean, Virginia

    Chair and Chief Executive Officer of New Ventures, Inc. (corporate consultants)
    Director of Cummins, Inc., Presidential Life Insurance Company and MGM Mirage
    Chair, Task Force for Human Resources of The Coca-Cola Company
    Chair, Diversity Advisory Board of Toyota Motor Sales
    Former Secretary of Labor of the United States
    Former White House Assistant to the President of the United States

                                   J. WAYNE LEONARD                            Age 52                 Director Since 1999
                                                            New Orleans, Louisiana

    Chief Executive Officer of Entergy and Entergy Services, Inc., January 1999-present
    Director of Entergy Arkansas, Inc.; Entergy Gulf States, Inc.; Entergy Louisiana, Inc.; Entergy Mississippi, Inc.; Entergy New Orleans, Inc.; and Entergy Services, Inc.; June 1998-1999
    Chief Operating Officer, Entergy Arkansas, Inc.; Entergy Gulf States, Inc.; Entergy Louisiana, Inc.; Entergy Mississippi, Inc.; and Entergy New Orleans, Inc.; March-December, 1998
    President, Cinergy Capital & Trading, 1998
    President, Energy Commodities Business Unit of Cinergy, 1998
    Group Vice President and Chief Financial Officer of Cinergy, 1994-1997

                                   ROBERT v.d. LUFT                                     Age 67              Director Since 1992
                                                            Chadds Ford, Pennsylvania

    Chairman of the Board, Entergy
    Member of the Board of EKLP, L.L.C.
    Member, Management Committee, EntergyShaw, L.L.C.
    Acting Chief Executive Officer of Entergy, May-December 1998
    Former Chairman of the Board of DuPont Dow Elastomers
    Retired Senior Vice President-DuPont and President-DuPont Europe (industrial products, fibers, petroleum, chemicals and specialty products businesses)
    Retired Chairman of DuPont International
    Member of the Board of Visitors, School of Engineering, University of Pittsburgh
    Director of Stonebridge Bank
    Director of U.S. Chamber of Commerce

                                   KATHLEEN A. MURPHY                             Age 52        Director Since 2000
                                                            Stamford, Connecticut
    Former Senior Vice President and Chief Financial Officer of Connell Limited Partnership (diversified manufacturing company)
    Trustee of Emmanuel College, Boston, Massachusetts

                                   DR. PAUL W. MURRILL                                 Age 68         Director Since 1993
                                                            Baton Rouge, Louisiana
    Professional Engineer
    Former Chairman of the Board of Piccadilly Cafeterias, Inc., Baton Rouge, Louisiana
    Former Chancellor of Louisiana State University and A&M College, Baton Rouge, Louisiana
    Retired Chairman of the Board and Chief Executive Officer of Entergy Gulf States, Inc.
    Director of Tidewater, Inc.; Baton Rouge Water Company; and MicroProbe Inc.
    Chairman of Trustees, Burden Foundation

                                   JAMES R. NICHOLS                                        Age 64        Director Since 1986
                                                            Boston, Massachusetts

    Partner, Nichols & Pratt (family trustees), Attorney and Chartered Financial Analyst
    Partner, Nichols & Pratt Advisors (registered investment adviser)
    Life Trustee of the Boston Museum of Science

                                  WILLIAM A. PERCY, II                                     Age 63       Director Since 2000
                                                           Greenville, Mississippi

    President and Chief Executive Officer of Greenville Compress Company (commercial warehouse and real estate)
    Chairman of Staple Cotton (regional cotton marketing co-op) and Enterprise Corporation of the Delta (a non-profit economic development corporation)
    Director of Mississippi Chemical Corporation

                                   DENNIS H. REILLEY                                 Age 49                 Director Since 1999
                                                            Danbury, Connecticut

    Chairman, President and Chief Executive Officer of PRAXAIR, Inc. (industrial gases)
    Director of Marathon Oil Corporation
    Former Chairman of American Chemical Council
    Former Executive Vice President & Chief Operating Officer of DuPont (industrial products, fibers, petroleum, chemicals, and specialty business products)
    Former Senior Vice President of DuPont
    Former Vice President and General Manager of DuPont White Pigment & Mineral Products
    Former Vice President and General Manager of DuPont Specialty Chemicals
    Former Vice President and General Manager of DuPont Lycra® /Terathane®
    Director of American Chemistry Council

                                   WM. CLIFFORD SMITH                             Age 67          Director Since 1983
                                                            Houma, Louisiana

    Chairman of the Board of T. Baker Smith & Son, Inc. (consultants - civil engineering and land surveying). During 2002, T. Baker Smith & Son, Inc. performed land-surveying services for Entergy companies and was paid approximately $287,000. Mr. Smith's children own 100% of the voting stock of T. Baker Smith & Son, Inc.
    Member of Mississippi River Commission
    Member of Louisiana Board of Regents (Colleges and Universities)

                                    BISMARK A. STEINHAGEN                         Age 68        Director Since 1993
                                                             Beaumont, Texas

    Chairman of the Board of Steinhagen Oil Company, Inc. (oil and gasoline distributor), Beaumont, Texas

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

In 2002, the Board of Directors met nine times. Reference to the "Board" means to the Board of Directors. In addition to meetings of the Board, directors attended meetings of separate Board Committees. In 2002, all who are directors attended at least 75% of the meetings of the Board and committees on which they serve. In 2003, the Board adopted revised Corporate Governance Guidelines, a revised charter for the Audit Committee, and charters for the Corporate Governance Committee and the Personnel Committee. Each of these documents is attached as an Exhibit to this Proxy Statement.

COMMITTEES OF THE BOARD. The Board of Directors has six standing committees.

Audit Committee                 8 meetings in 2002

Present Members:                  Dennis H. Reilley (Chairman)
                                             George W. Davis
                                             Maureen S. Bateman
                                             Kathleen A. Murphy
                                             Bismark A. Steinhagen
                                             Claiborne P. Deming

Functions:                              Oversee the integrity of the financial statements of the Corporation and its subsidiaries.

                                             Oversee compliance with legal and regulatory requirements.

                                             Oversee the system of internal controls.

                                             Oversee the independent auditor's qualifications and independence.

                                             Oversee the performance of the internal audit function and the independent auditors.

Finance Committee             7 meetings in 2002

Present Members:                  Paul W. Murrill (Chairman)
                                             Robert v.d. Luft
                                             James R. Nichols
                                             Wm. Clifford Smith
                                             Dennis H. Reilley
                                             Kathleen A. Murphy

Function:                               Reviews all financial, budgeting and banking policies.

                                             Makes recommendations to the Board concerning financial transactions and the sale of securities.

Personnel Committee         8 meetings in 2002

Present Members:                 W. Frank Blount (Chairman)
                                             William A. Percy, II
                                             George W. Davis
                                             Norman C. Francis
                                             Simon D. deBree
                                             James R. Nichols

Functions:                              Establishes and administers the Company's policies, programs and procedures for hiring, promoting, and setting compensation for its executive officers.

                                             Reviews other major employment matters, including workforce diversity, safety and compensation.

Nuclear Committee             8 meetings in 2002

Present Members:                  George W. Davis (Chairman)
                                              Bismark A. Steinhagen
                                              Robert v.d. Luft
                                              Wm. Clifford Smith
                                              William A. Percy, II
                                              Paul W. Murrill

Functions:                               Provides non-management oversight and review of all the Corporation's nuclear generating plants, focusing on safety, operating performance, operating costs, staffing and training.

                                              Consults with management concerning internal and external nuclear-related issues.

                                              Reports to the Board with respect to the Corporation's nuclear facilities.

Corporate Governance
Committee
(formerly Director
Affairs/Public
Affairs Committee)               6 meetings in 2002

Present Members:                   William A. Percy, II (Chairman)
                                               W. Frank Blount
                                               Maureen S. Bateman
                                               Kathleen A. Murphy
                                               Simon D. deBree
                                               Norman C. Francis
                                               Claiborne P. Deming

Functions:                                Provides oversight on a broad range of issues surrounding the composition and operation of the
                                               Board, including identifying individuals qualified to become Board members, recommending to the Board director nominees to be elected at the annual meeting of shareholders and recommending to the Board a set of  corporate governance principles applicable to the
                                               Corporation.

                                              Advises and counsels management and the Board regarding governmental, regulatory and public relations matters.

Executive Committee           1 meeting and 1 action in writing without a meeting during 2002

Present Members:                    Robert v.d. Luft (Chairman)
                                                J. Wayne Leonard
                                                Paul W. Murrill
                                                W. Frank Blount
                                                George W. Davis

Functions:                                 May exercise Board powers with respect to management and the business affairs of the
                                                Corporation between Board meetings.

                                                 Reports all actions to the Board.

DIRECTOR COMPENSATION. Directors who are Entergy officers do not receive any fee for service as a director. Each non-employee director receives a fee of $1,500 for attendance at Board meetings, $1,000 for attendance at committee meetings scheduled in conjunction with Board meetings and $2,000 for attendance at committee meetings not scheduled in conjunction with a Board meeting. If a director attends a meeting of a committee on which that director does not serve as a member, he or she receives one-half of the fee of an attending member. Directors also receive $1,000 for participation in any inspection trip or conference not held in conjunction with a Board or committee meeting. In addition, the committee chairpersons of the Audit Committee and Nuclear Committee are paid an additional $10,000 annually and the committee chairpersons of the Personnel Committee, Corporate Governance Committee and Finance Committee are paid an additional $5,000 annually. Directors receive only one-half the fees set forth above for telephone attendance at Board or committee meetings. All non-employee directors receive on a quarterly basis 150 shares of Common Stock and one-half the value of the 150 shares in cash. In 2002, Mr. Luft was paid $200,000 plus 47,000 stock options (granted at market price) to serve as Chairman of the Board. The non-employee Directors have the opportunity to receive annually an executive physical examination either from their local physician or at the Mayo Clinic's Jacksonville, Florida location. The Corporation will pay the cost of the physical examination, and, if at Mayo, travel and living expenses. Non-employee Directors are reimbursed for all normal travel and expenses associated with attending Board and committee meetings as well as inspection trips and conferences associated with their Board duties.

SERVICE AWARDS FOR DIRECTORS. All non-employee directors are credited with 800 "phantom" shares of Common Stock for each year of service on the Board. The "phantom" shares vest after five years of service on the Board and are credited to a specific account for each director that is maintained solely for accounting purposes. After separation from Board service, these directors receive an amount in cash equal to the value of their accumulated "phantom" shares. Payments are made in at least five but no more than 15 annual payments. Each "phantom" share is assigned a value on its payment date equal to the value of a share of Common Stock on that date. Dividends are earned on each "phantom" share from the date of original crediting.

RETIREMENT FOR DIRECTORS. Before Entergy Gulf States, Inc. became a subsidiary of Entergy, it established a deferred compensation plan for its officers and non-employee directors. A director could defer a maximum of 100% of his salary, and an officer could defer up to a maximum of 50% of his salary. Both Dr. Murrill, as an officer, and Mr. Steinhagen, as a director, deferred their salaries. The directors' right to receive this deferred compensation is an unsecured obligation of the Corporation, which accrues simple interest compounded annually at the rate set by Entergy Gulf States, Inc. in 1985. In addition to payments received prior to 1997, on January 1, 2000, Dr. Murrill began to receive his deferred compensation plus interest in equal installments annually for 15 years. Beginning on the January 1 after Mr. Steinhagen turns 70, he will receive his deferred compensation plus interest in equal installments annually for 10 years.

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Francis and Messrs. Blount, Percy, Nichols, deBree and Adm. Davis served during 2002 as members of the Personnel Committee of the Board. None of these directors was, during 2002, an officer or employee of Entergy or any of its subsidiaries.

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows how much Common Stock each current director, nominee and executive officer named in the "Summary Compensation Table" on page 21 beneficially owned as of December 31, 2002, as well as how much they and the other executive officers beneficially owned as a group. This information has been furnished by each individual. Each individual has sole voting and investment power, unless otherwise indicated. The amount of Common Stock owned by all directors, nominees and executive officers as a group totals less than 1% of the outstanding Common Stock.
	Entergy Corporation Common Stock		Entergy Corporation Stock Equivalent Units (b)
	Amount and Nature of Beneficial Ownership
Name	Sole Voting and Investment Power	Other Beneficial Ownership (a)
Maureen S. Bateman	1,500	-	1,600
W. Frank Blount	8,034	-	12,000
VADM. George W. Davis	2,700	-	3,200
Simon D. deBree	568	-	800
Claiborne P. Deming	500	-	-
Frank F. Gallaher	8,519	63,167	66,097
Alexis Herman	(e)	-	-
Donald C. Hintz	4,055	549,499	52,192
Jerry D. Jackson	22,083	181,136	47,374
J. Wayne Leonard	13,065	916,200	496
Robert v.d. Luft	23,272	268,998	8,000
Kathleen A. Murphy	1,500	1,000 (d)	1,600
Dr. Paul W. Murrill	2,740 (c)	-	12,800
James R. Nichols	10,673	-	12,800
William A. Percy, II	1,750	-	1,600
Dennis H. Reilley	600 (c)	-	2,400
Wm. Clifford Smith	11,335	-	15,200
Bismark A. Steinhagen	8,224	2,623 (d)	22,400
C. John Wilder	798	163,524	119,673

All directors, nominees, and executive officers	137,842	2,591,229	532,251

  Includes stock options that are exercisable within 60 days of December 31, 2002.

  Represents the balances of stock equivalent units each executive holds under the Executive Annual Incentive Plan Deferral Program, Defined Contribution Restoration Plan, and the Executive Deferred Compensation Plan. These units will be paid out in a combination of Entergy Corporation Common Stock and cash based on the value of Entergy Corporation Common Stock on the date of payout. The deferral period is determined by the individual and is at least two years from the award of the bonus. For directors of Entergy Corporation the stock equivalent units are part of the Service Award for Directors. All non-employee directors are credited with units for each year of service on the Board.

  Dr. Murrill and Mr. Reilley have deferred receipt of an additional 4,500 shares and 1,500 shares, respectively.

  Includes 1,000 shares in which Ms. Murphy has joint ownership and 2,623 shares for Mr. Steinhagen that are in his wife's name.

  Ms. Herman is a nominee and does not own any shares of Entergy stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Directors and certain executive officers must file reports with the Securities and Exchange Commission indicating their ownership of any equity securities of the Corporation at the time they became a director or executive officer. Thereafter, reports must be filed to update any changes in ownership. In 2002, all directors' and officers' reports were timely filed.

AUDIT COMMITTEE REPORT

The Entergy Corporation Board of Directors' Audit Committee comprises six directors who are not officers of the Company. All members meet the current criteria for independence as defined by the New York Stock Exchange. During 2002, the Audit Committee complied with its written charter, as adopted by the Board of Directors. The Committee's revised charter, adopted by the Board in January 2003, is included as an appendix to this Proxy Statement.

The Committee held eight meetings during 2002. The meetings were designed to facilitate and encourage private communication between the Committee and management, the internal auditors, and the Company's independent auditors, Deloitte & Touche. During these meetings, the Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche. The Audit Committee believes that management maintains an effective system of internal controls, which results in fairly presented financial statements.

The discussions with Deloitte & Touche also included the matters required by Statements on Auditing Standards (SAS) No. 61, "Communication with Audit Committees", as amended by SAS No. 89, "Audit Adjustments", and No. 90, "Audit Committee Communications." The Audit Committee received from Deloitte & Touche written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1. This information was discussed with Deloitte & Touche. The Audit Committee also has considered whether the provision of the non-audit services described below by Deloitte & Touche is compatible with maintaining its independence and has concluded that it is. Deloitte & Touche provides no internal audit services for the Company.

Based on the above-referenced reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Entergy's Annual Report on Form 10-K.

The Audit Committee of the Board of Directors of Entergy Corporation:

Dennis H. Reilley, Chairperson                                                      Claiborne P. Deming
Maureen S. Bateman                                                                     Kathleen A. Murphy
George W. Davis                                                                          Bismark A. Steinhagen

March 17, 2003

INDEPENDENT ACCOUNTANTS

On the recommendation of the Audit Committee, the Executive Committee (acting between board meetings) appointed Deloitte & Touche as independent accountants for the Corporation, effective August 13, 2001. The Corporation's former independent accountants, PricewaterhouseCoopers, were dismissed effective August 13, 2001. The reports issued by PricewaterhouseCoopers on Entergy's financial statements for either of the two most recent fiscal years did not contain any adverse opinion or a disclaimer of opinion, or any qualification or modification as to uncertainty, audit scope or accounting principles. During Entergy's two most recent fiscal years and through August 13, 2001, there were no disagreements with PricewaterhouseCoopers on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the subject matter of the disagreement in connection with its reports.

The Corporation initially reported the change in accountants on Form 8-K on August 13, 2001. The Form 8-K contained a letter from PricewaterhouseCoopers to the Securities and Exchange Commission stating that it agreed with the statements concerning their firm made therein.

A representative of Deloitte & Touche will be present at the meeting and will be available to respond to appropriate questions by stockholders and will be given an opportunity to make a statement if the representative desires to do so.

Aggregate fees billed to Entergy Corporation and its subsidiaries for the years ended December 31, 2002 and 2001 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche"), which includes Deloitte Consulting were as follows:

	2002	2001

Audit Fees	$3,043,100	$2,147,992
Audit-Related Fees (a)	392,021	381,683

Total audit and audit-related fees	3,435,121	2,529,675
Tax Fees (b)	128,029	139,543
All Other Fees (c)	35,751	1,674,704

Total Fees (d)	$3,598,901	$4,343,922

  Includes fees for employee benefit plan audits, consultation on financial accounting and reporting, and other attestation services.

  Includes fees for tax return review and tax compliance assistance.

  Includes fees in 2002 for assistance on regulatory matters. Fees in 2001 relate to assistance provided on regulatory matters and merger related consultations of $1,327,436 for services provided by Deloitte Consulting. Deloitte & Touche has announced its intent to separate Deloitte Consulting from the firm.

  Approximately 90% of fees paid to Deloitte & Touche in 2002 were pre-approved by the audit committee. In 2001, approximately 80% of the fees paid to Deloitte & Touche, subsequent to their appointment as the Corporation's external auditor in August 2001, were pre-approved by the audit committee. Effective April 1, 2003 the Corporation will implement a policy requiring audit committee pre-approval of all fees paid to Deloitte & Touche.

REPORT OF PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION

Introduction

The Personnel Committee of the Entergy Board of Directors has prepared the following report on the philosophy and key drivers of executive compensation, and the compensation that resulted from this process in 2002.

The Personnel Committee, which is composed entirely of non-employee directors, has been given by the entire Board of Directors the responsibility for the review, interpretation and administration of all components of the Company's executive officer compensation programs. The Personnel Committee Charter adopted March 17, 2003, which describes in greater detail the Committee's authority and duties, is attached as Exhibit C.

This report is required by rules established by the Securities and Exchange Commission and provides specific information regarding compensation for the Company's Chief Executive Officer and for other officers named in the Summary Compensation Table, as well as general compensation information of all executive officers of the Company.

Compensation Philosophy: Objectives and Key Drivers of Executive Compensation

It is the philosophy of Entergy and the Personnel Committee that all compensation programs should:

  Pay executives at market rates, consistent with positions of comparable scope and responsibility in the energy and other industrial sectors;
  Ensure that Entergy can attract and retain top talent;
  Ensure that pay and performance (in terms of both Entergy-established goals and competitor benchmarks) are tightly linked; and
  Ensure that compensation amounts paid are deductible for tax purposes, to the extent possible.

The Personnel Committee determines competitive levels of compensation using comparative data from an outside survey of similarly sized companies -- in terms of revenue, scope and scale - in general industry and in the energy industry specifically. A nationally recognized compensation consulting firm assists in providing data to the Committee, and in designing various compensation plans.

Executives are compensated with a combination of base pay and incentive pay, and a combination of short-term (annual) awards and long-term awards. The higher the level of the executive, the more compensation is weighted toward incentive pay and long-term awards. This weighting reflects these executives' greater control of and responsibility for Entergy's long-term performance. In addition, executives may elect to defer cash based compensation awards through the Entergy Deferred Compensation Plan, which provides a variety of investment alternatives. The structure of these compensation programs is presented in Figure 1 below.

Figure 1. Components of Entergy Corporation's Executive Compensation

Description of the 2002 Executive Compensation Program

Base Compensation

To provide a competitive level of compensation, base salaries for Entergy named executives in aggregate are set so that the aggregate base compensation for the group is at the median of the market. The compensation of individual executives can vary, relative to the market median, based on the roles, responsibilities, experience, and performance of each executive.

Base salaries for the Company's executive officers in 2002 were reviewed through comparisons with the market survey data described above. The Personnel Committee considers market base salary rates at the median of energy and general industry companies of comparable size (as measured by revenue), average annual salary increases for executives and overall corporate financial performance. The Personnel Committee also makes a subjective review of individual performance in making decisions on base salaries for executive officers.

The current base salary levels for the named executive officers as a group are consistent with the Company's overall philosophy of targeting the median of the published compensation survey data previously described.

Annual Incentive Compensation

The Executive Annual Incentive Plan (EAIP) is designed to reward management for attainment of short-term performance targets. These include improvement in earnings per share, operating cash flows, control of operation and maintenance costs, and customer satisfaction. The measures have varying weights and are specifically tailored to each executive's responsibilities.

Under Entergy's 2002 annual incentive strategy, executive officer award targets generally were set so that achievement of target performance would lead to total annual compensation at the median of the market survey data. Annual incentive awards earned in 2002 for named executives were in aggregate paid between target and maximum levels based on the Company's results and individual performance.

Long-Term Incentive Compensation

Entergy's Personnel Committee believes that executive officers should have an ongoing stake in the Company's success. The purpose of long-term incentive compensation is to focus management on creating long-term value for Entergy shareholders.

The Company also believes that these key employees should have a considerable portion of their total compensation tied to the Company's stock price performance and total shareholder return (i.e., stock price appreciation plus dividends) because stock-related compensation is directly tied to shareholder value. Long-term incentive compensation is designed to reward executives based on Entergy's share price, total shareholder return and to increase executives' ownership of Entergy stock.

Long term incentive compensation awards are provided in stock options and performance units. The stock options incentivize management efforts that lead to a long-term increase in the price of Entergy stock. Because stock options are granted at a price equal to 100 percent of fair market value on the day of the grant, recipients realize value from stock options only if Entergy's share price rises.

Performance units are paid in cash based on the value of Entergy stock. These cash payouts reward management for total shareholder returns compared to industry peer companies over a three-year period. For past cycles, and for the 2002-2004 cycle, the S&P Electric Index has been used to represent the peer group. Thus, management does not benefit from general increases in stock prices across the industry, but only from relative performance.

Options vest over a period of three years, with one-third vesting each year, to ensure that management benefits only from sustained increase in the value of Entergy shares. In addition, for awards made in 2003 and beyond, executives are required to invest at least 75 percent of the net gain from option exercise in Entergy stock for a period of not less than five years following the date of exercise. This provision increases management's ownership in Entergy and its stake in its long-term performance.

In 2002, stock options and performance units were set so that achievement of target performance would lead to total annual compensation at the 75th percentile of the market survey data for the aggregate of named executives. Beginning in 2003, the philosophy has been changed to target the median (50th percentile) of market survey data.

Other Benefits

Entergy also provides certain benefits and perquisites to its key executive officers. These benefits and perquisites are not tied to any formal performance criteria and are intended to serve as part of a competitive total compensation package.

Benefits include medical, dental, life insurance, and disability coverage. Perquisites are limited to Entergy-paid annual physical exams for the top 20 executives and financial counseling for the top 60 executives consistent with Entergy's philosophy that direct forms of compensation (e.g., base, annual and long-term incentive pay) are more effective tools for motivating performance.

Entergy's executives have the opportunity to contribute some portion of their compensation to the Executive Deferred Compensation Plan (EDCP). Beginning with grants made in 2003, the EOP preclude executives from reloading stock options, repricing stock options, or making discount stock purchases. Entergy's plans do not allow executives to obtain loans.

2002 Compensation for the Chief Executive Officer

This is how Chief Executive Officer Wayne Leonard's 2002 compensation was determined.

Base Compensation - Mr. Leonard's annual compensation from base salary was increased from $897,500 to $962,500 in 2002. The adjustment was intended to maintain a competitive level of compensation for Mr. Leonard and reflected the Personnel Committee's assessment that his performance continues to be very strong.

Annual Incentive Compensation - Based on Entergy's performance on earnings per share and operating cash flow, as well as strong individual performance in developing and implementing Entergy's strategy and serving the interests of Entergy's stakeholders, the Personnel Committee awarded Mr. Leonard an annual cash award of $1,450,400 for 2002.

Long-Term Incentive Compensation - Mr. Leonard received a grant of 330,600 stock options in 2002. These stock options were granted at 100 percent of the fair market value of Entergy Common Stock on the grant date. Stock options are a performance-based element of compensation, in that options produce income for the recipient only if Entergy's stock price rises after the grant date. In addition, Mr. Leonard was awarded $2,372,160 in cash under the performance units program within the EOP for Entergy's total return to shareholders relative to its peers for the three year period ended December 31, 2002.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to the Chief Executive Officer or any other of its four most highly compensated executive officers, unless that compensation is "performance-based compensation" as defined by the Code. Entergy believes that both stock option grants and performance unit payments under the annual and long term incentive plans qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m).

The Personnel Committee considers deductibility under Section 162(m) with respect to other compensation arrangements with executive officers. However, the Personnel Committee and the Board believe that it is in the best interest of the Company that the Personnel Committee retain its flexibility and discretion to make compensation awards, whether or not deductible. This flexibility is necessary to foster achievement of performance goals established by the Personnel Committee as well as other corporate goals that the Committee deems important to Entergy's success, such as encouraging employee retention and rewarding achievement.

Personnel Committee Members:

Mr. W. Frank Blount, Chairman
Dr. Norman C. Francis
Mr. Simon DeBree
Mr. William A. Percy, II
Vice Adm. George W. Davis, USN (Ret.)
Mr. James R. Nichols

COMPARISON OF FIVE YEAR CUMULATIVE RETURN. The following graph compares the performance of the Common Stock of Entergy Corporation to the S&P 500 Index and Philadelphia Utility Index (each of which includes the Corporation) for the last five years:

	Years ended December 31,
	1997	1998	1999	2000	2001	2002
Entergy	$100	$109.62	$94.45	$161.91	$154.58	$185.90
S&P 500 (2)	$100	$128.58	$155.63	$141.46	$124.66	$97.12
Philadelphia Utility Index (2)	$100	$117.63	$96.96	$145.91	$126.89	$103.61

  Assumes $100 invested at the closing price on December 31, 1997, in Entergy Common Stock, the S&P 500, and the Philadelphia Utility Index, and reinvestment of all dividends.

  Cumulative total returns calculated from the S&P 500 Index and Philadelphia Utility Index maintained by Standard & Poor's Corporation.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

                                                                                          Long-Term Compensation
                                                Annual Compensation                     Awards                Payouts
                                                                              Restricted       Securities       (a)
                                                              Other Annual      Stock         Underlying       LTIP        All Other
  Name and Principal Position    Year     Salary       Bonus  Compensation      Awards          Options       Payouts    Compensation(b)

J. Wayne Leonard                 2002   $962,500   $1,450,400     $5,257           (c)        330,600 shares  $2,372,160     $20,517
 Chief Executive Officer         2001    897,500    1,684,800      3,709  $ 7,400,000(c)(d)   330,600                  0           0
                                 2000    836,538    1,190,000     11,646           (c)        330,600          2,410,413           0

Frank F. Gallaher                2002   $450,461     $471,679   $118,763           (c)         60,000 shares    $583,156     $30,294
 Senior Vice President           2001    432,828      524,828    161,787           (c)         60,000                  0      16,574
                                 2000    416,390      504,642    127,484           (c)         34,500            328,084      13,910

Donald C. Hintz                  2002   $629,423     $754,800   $206,963           (c)        160,000 shares  $1,408,470     $34,318
 President                       2001    599,423      779,000    198,321           (c)        160,000                  0      21,605
                                 2000    570,096      743,000    104,399           (c)        175,000          1,181,837      26,516

Jerry D. Jackson                 2002   $491,281     $513,150    $19,261           (c)         75,898 shares    $627,634     $17,600
 Executive Vice President        2001    475,345      576,382     19,646           (c)         80,000                  0      17,378
                                 2000    458,223      554,214     58,758           (c)         58,500          1,181,575      15,162

C. John Wilder                   2002   $521,923     $549,080   $156,683           (c)        131,366 shares    $627,634     $24,459
 Executive Vice President and    2001    493,128      600,000    158,059           (c)         87,700                  0      16,284
 Chief Financial Officer         2000    468,392      619,370    148,540           (c)         87,700            953,006      13,919

  Amounts include the value of restricted shares that vested in 2000 and 2002 (see note (c) below) under Entergy's Equity Ownership Plan.

  Includes the following:

  2002 benefit accruals under the Defined Contribution Restoration Plan as follows: Mr. Gallaher $14,005; Mr. Hintz $22,499; Mr. Jackson $16,135; Mr. Leonard $20,517; and Mr. Wilder $14,553.
  2002 employer contributions to the System Savings Plan as follows: Mr. Gallaher $16,289; Mr. Hintz $11,819; Mr. Jackson $1,465; and Mr. Wilder $9,906.

   c.     Performance unit (equivalent to shares of Entergy common stock) awards in 2002 are reported under the "Long-Term
           Incentive Plan  Awards" table, and reference is made to that table for information on the aggregate number of performance units awarded during 2002  and the vesting schedule for such units. At December 31, 2002, the number and value of the aggregate performance unit holdings were as follows: Mr. Gallaher 29,700 units, $1,354,023; Mr.
           Hintz 66,500 units, $3,031,735; Mr. Jackson 29,700 units, $1,354,023; Mr. Leonard 212,000 units, $9,665,080; and
           Mr. Wilder 29,700 units, $1,354,023. Accumulated dividends are paid on performance units when vested.  The value of performance unit holdings as of December 31, 2002 is determined by multiplying the total number of units awarded by the closing market price of Entergy common stock on the New York Stock Exchange Composite Transactions on
           December 31, 2002 ($45.59 per share). The value of stock for which restrictions were lifted in 2002 and 2000, and the applicable portion of accumulated cash dividends, are reported in the LTIP payouts column in the above table.

   d.     In addition to the performance units granted under the Equity Ownership Plan, in January 2001 Mr. Leonard was
           granted 200,000 restricted  stock units. 50,000 of the restricted stock units vest on each of December 31, 2001,
           December 31, 2002, December 31, 2003 and December 31, 2004, based on continued service with Entergy.
           Accumulated dividends will not be paid on Mr. Leonard's restricted stock units when vested. The value that Mr.
           Leonard may realize is dependent upon both the number of units that vest and the future market price of Entergy common stock.

Option Grants to the Executive Officers in 2002

                                       Individual Grants                  Potential Realizable
                                  % of Total                                     Value
                     Number of      Options                                at Assumed Annual
                     Securities   Granted to     Exercise                    Rates of Stock
                     Underlying   Employees       Price                    Price Appreciation
                     Options         in           (per    Expiration       for Option Term(b)
        Name         Granted (a)    2002          share)     Date           5%           10%

 J. Wayne Leonard    330,600          4.1%        $41.69    2/11/12    $8,667,875  $21,966,097
 Frank F. Gallaher    60,000          0.7%         41.69    2/11/12     1,573,117    3,986,587
 Donald C. Hintz     160,000          2.0%         41.69    2/11/12     4,194,979   10,630,900
 Jerry D. Jackson     50,000          0.6%         41.69    2/11/12     1,310,931    3,322,156
                      12,949 (c)      0.2%         46.37    1/27/10       272,375      646,414
                       3,811 (c)      0.1%         45.67    2/01/03         1,421        2,787
                       4,056 (c)      0.1%         45.67    1/27/04        10,054       20,149
                       5,082 (c)      0.1%         45.67    1/27/10       105,283      249,864
 C. John Wilder       87,700          1.1%         41.69    2/11/12     2,299,373    5,827,062
                       8,666 (c)      0.1%         46.45    1/27/10       180,225      426,740
                       1,109 (c)      0.0%         43.85    1/27/10        20,076       46,891
                       3,891 (c)      0.1%         43.85    1/28/09        58,959      134,054
                       5,000 (c)      0.1%         43.90    1/28/09        75,849      172,458
                       5,000 (c)      0.1%         44.00    1/28/09        76,022      172,851
                      15,000 (c)      0.2%         43.90    1/28/09       227,548      517,375
                       5,000 (c)      0.1%         43.88    1/28/09        75,815      172,380

  Options were granted on February 11, 2002, pursuant to the Equity Ownership Plan. All options granted on this date have an exercise price equal to the closing price of Entergy common stock on the New York Stock Exchange Composite Transactions on February 11, 2002. These options will vest in equal increments, annually, over a three-year period beginning in 2003.

  Calculation based on the market price of the underlying securities assuming the market price increases over the option period and assuming annual compounding. The column presents estimates of potential values based on simple mathematical assumptions. The actual value, if any, an executive officer may realize is dependent upon the market price on the date of option exercise.

  During 2002, Mr. Jackson and Mr. Wilder converted presently exercisable stock options into an equivalent total of phantom stock units and reload stock options. They accomplished this by exercising stock options, paying the exercise price for these options by surrendering shares of Entergy stock, and deferring the taxable gain into phantom stock units. Additional options, as indicated above, were granted pursuant to the reload feature of this "stock for stock" exercise method. Under the reload mechanism, eligible participants are granted an additional number of options equal to the number of shares surrendered to pay the exercise price. The reloaded stock options vest immediately and have an exercise price equal to the price of Entergy common stock on the New York Stock Exchange Composite Transactions on the date of exercise of the original options. The reloaded options retain the original grant's expiration date. The reload feature is proposed to be removed from the Equity Ownership Plan as described in Proposal 2 in this Proxy Statement. If the proposal is approved by the Stockholders, reloads will no longer be available for options granted after February 13, 2003.

Aggregated Option Exercises in 2002 and December 31, 2002 Option Values

           Number of Securities   Value of Unexercised
             Underlying Unexercised Options    In-the-Money Options
                 Shares Acquired      Value        as of December 31, 2002    as of December 31,2002 (b)
       Name        on Exercise     Realized (a)  Exercisable   Unexercisable  Exercisable  Unexercisable

 J. Wayne Leonard         -           $    -      585,600         661,200      $9,916,842   $5,671,944
 Frank F. Gallaher   43,000          620,327       11,667         111,500         184,649      837,385
 Donald C. Hintz     30,000          624,375      384,499         405,001       6,411,858    4,070,235
 Jerry D. Jackson    45,927          930,553      118,304         122,834       1,279,375    1,093,644
 C. John Wilder     108,041        1,943,277       75,824         175,401         355,895    1,504,658

  Based on the difference between the closing price of Common Stock on the New York Stock Exchange Composite Transactions on the exercise date and the option exercise price.

  Based on the difference between the closing price of Common Stock on the New York Stock Exchange Composite Transactions on December 31, 2002, and the option exercise price.

Long-Term Incentive Plan Awards in 2002

The following table summarizes the awards of performance units (equivalent to shares of Entergy common stock) granted under the Equity Ownership Plan in 2002 to the Named Executive Officers.

                                                             Estimated Future Payouts Under
                                                            Non-Stock Price-Based Plans (a) (b)
                    Number of    Performance Period Until
       Name           Units        Maturation or Payout     Threshold   Target     Maximum

J. Wayne Leonard    64,000           1/1/02-12/31/04          8,000    32,000     64,000
Frank F. Gallaher   17,000           1/1/02-12/31/04          2,200     8,500     17,000
Donald C. Hintz     38,000           1/1/02-12/31/04          4,800    19,000     38,000
Jerry D. Jackson    17,000           1/1/02-12/31/04          2,200     8,500     17,000
C. John Wilder      17,000           1/1/02-12/31/04          2,200     8,500     17,000

  Performance units awarded will vest at the end of a three-year period, subject to the attainment of approved performance goals for Entergy. Restrictions are lifted based upon the achievement of the cumulative result of these goals for the performance period. The value any Named Executive Officer may realize is dependent upon the number of units that vest, the future market price of Entergy common stock, and the dividends paid during the performance period.

  The threshold, target and maximum levels correspond to the achievement of 25%, 100% and 200%, respectively, of Equity Ownership Plan goals. Achievement of a threshold, target or maximum level would result in the award of the number of units indicated in the respective column. Achievement of a level between these three specified levels would result in the award of a number of units calculated by means of interpolation.

Equity Compensation Plan Information

Entergy has two plans that grant stock options, equity awards, and incentive awards to key employees of the Entergy subsidiaries. The Equity Ownership Plan is a shareholder-approved stock-based compensation plan. The Equity Awards Plan is a Board-approved stock-based compensation plan. The following table summarizes information about Entergy's stock options awarded under these plans.

                                                 Weighted
                         Number of Securities    Average         Number of
                           to be Issued Upon     Exercise       Securities
Plan                          Exercise of         Price          Remaining
                          Outstanding Options                  Available for
                                                              Future Issuance

Equity Ownership Plan         3,963,349           $34.96         8,614,275
Equity Awards Plan           15,979,765            36.07         5,671,792
        ----------           ------        ----------
Total                        19,943,114           $35.85        14,286,067
        ==========           ======        ==========

As part of its decision to seek stockholder re-approval of the Equity Ownership Plan (see below), the Personnel Committee has directed that no further awards be issued under the Equity Awards Plan, effective upon stockholder approval of the Equity Ownership Plan.

RETIREMENT INCOME PLAN. The Corporation has a defined benefit plan for employees, including executive officers, that provides for a retirement benefit calculated by multiplying the number of years of employment by 1.5% which is then multiplied by the final average pay. A single employee receives a lifetime annuity and a married employee receives a reduced benefit with a 50% surviving spouse annuity. Retirement benefits are not subject to any deduction for social security or other offset amounts. The credited years of service under the plan, as of December 31, 2002, were for Mr. Gallaher (33), for Mr. Jackson (23) and for Mr. Leonard (4). Because they entered into supplemental retirement agreements, the credited years of service under this plan were for Mr.  Hintz (31) and for Mr. Wilder (19).

The following table shows the annual retirement benefits that would be paid at normal retirement (age 65 or later) and includes covered compensation for the executive officers included in the salary column of the summary compensation table on page 21.

Retirement Income Plan Table (1)

     Annual
    Covered                               Years of Service
  Compensation      15          20          25          30          35

   $100,000      $ 22,500    $ 30,000    $ 37,500   $ 45,000    $ 52,500
    200,000        45,000      60,000      75,000     90,000     105,000
    300,000        67,500      90,000     112,500    135,000     157,500
    400,000        90,000     120,000     150,000    180,000     210,000
    500,000       112,500     150,000     187,500    225,000     262,500
    650,000       146,250     195,000     243,750    292,500     341,250
    950,000       213,750     285,000     356,250    427,500     498,750

  Benefits are shown for various rates of final average pay, which is the highest salary earned in any consecutive 60 months during the last 120 months of employment.

PENSION EQUALIZATION PAYMENTS. Supplemental retirement benefits are provided to all executive officers and other participants whose benefits are limited under the qualified plans by applicable federal tax laws and regulations equal to the difference between the benefits that would have been payable under the qualified plans but for the applicable limitations and the benefits that are indicated in the above referenced pension table.

SUPPLEMENTAL RETIREMENT PLANS. Two other supplemental plans are offered to executive officers. Executives may participate in one or the other of these supplemental plans at the invitation of the Corporation. These plans provide that a participant may receive a monthly payment for 120 months. The amount of monthly payment shall not exceed 2.5% or 3.33%, depending upon the plan, of the participant's average basic annual pay (as defined in the plans). Current estimates indicate that the annual payments to any executive officer under either of these two plans would be less than the payments to that officer under the System Executive Retirement Plan discussed below.

SYSTEM EXECUTIVE RETIREMENT PLAN (SERP). This executive plan is an unfunded defined benefit plan for senior executives, that includes all of the executive officers named in the Summary Compensation Table (except for Mr. Leonard). Executive officers can choose, at retirement, between the retirement benefits paid under provisions of this plan or those payable under the supplemental retirement plans discussed above. The plan was amended in 1998 to provide that covered pay is the average of the highest three years annual base pay and incentive compensation earned by the executive during the ten years immediately preceding his retirement. Benefits are calculated by multiplying the covered pay times the maximum pay replacement ratios of 55%, 60% or 65% (dependent on job rating at retirement) that are attained at 30 years of credited service. The ratios are reduced for each year of employment below 30 years. The amended plan provides that the single employee receives a lifetime annuity and a married employee receives the reduced benefit with a 50% surviving spouse annuity. These retirement payments are guaranteed for ten years, but are offset by any and all defined benefit plan payments from the Corporation and from prior employers. These payments are not subject to social security offsets.

Receipt of benefits under any of the supplemental retirement plans described above is contingent upon several factors. The participant must agree not to take any employment after retirement with any entity that is in competition with or similar in nature to the Corporation or any affiliated company. Benefits are forfeitable for various reasons, including a violation of an agreement with the Corporation or resignation or termination of employment for any reason without the Corporation's permission.

The credited years of service for the Named Executive Officers under this plan are as follows: Mr. Gallaher (33), Mr. Hintz (31), Mr. Jackson (29) and Mr. Wilder (4).

The following table shows the annual retirement benefits that would be paid at normal retirement (age 65 or later).

System Executive Retirement Plan Table (1)

     Annual
    Covered                               Years of Service
      Pay           10          15       20       25        30+

   $200,000      $60,000     $ 90,000   $100,000   $110,000    $120,000
    300,000       90,000      135,000    150,000    165,000     180,000
    400,000      120,000      180,000    200,000    220,000     240,000
    500,000      150,000      225,000    250,000    275,000     300,000
    600,000      180,000      270,000    300,000    330,000     360,000
    700,000      210,000      315,000    350,000    385,000     420,000
  1,000,000      300,000      450,000    500,000    550,000     600,000

  Covered pay includes the average of the three highest years of annual base pay and incentive awards earned by the executive during the ten years immediately preceding retirement. Benefits shown are based on a replacement ratio of 50% based on the years of service and covered pay shown. The benefits for 10, 15 and 20 or more years of service at 45% and 55% replacement levels would decrease (in the case of 45%) or increase (in the case of 55%) by the following percentages: 3.0%, 4.5% and 5.0%, respectively.

EXECUTIVE EMPLOYMENT CONTRACTS AND RETIREMENT AGREEMENTS. Upon completion of a transaction resulting in a change-in-control of Entergy (a "Merger"), benefits already accrued under Entergy's System Executive Retirement Plan, Post-Retirement Plan, Supplemental Retirement Plan and Pension Equalization Plan will become fully vested if the participant is involuntarily terminated without "cause" or terminates employment for "good reason" (as such terms are defined in such plans).

EXECUTIVE RETENTION AGREEMENTS

Retention Agreement with Mr. Leonard - The retention agreement with Mr. Leonard provides that upon a termination of employment while a Merger is pending (a) by Entergy without "cause" or by Mr. Leonard for "good reason", as such terms are defined in the agreement, other than a termination of employment described in the next paragraph, or (b) by reason of Mr. Leonard's death or disability:

  Entergy will pay to him a lump sum cash severance payment equal to three times (in limited circumstances, five times) the sum of Mr. Leonard's base salary and target annual incentive award;

  Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum annual achievement of applicable performance goals;

  his supplemental retirement benefit will fully vest, will be determined as if he had remained employed with Entergy until the attainment of age 55, and will commence upon his attainment of age 55;

  he will be entitled to immediate payment of performance awards, based upon an assumed target achievement of applicable performance goals;

  all of his stock options will become fully vested and will remain outstanding for their full ten-year term; and

  Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

If Mr. Leonard's employment is terminated by Entergy for "cause" at any time, or by Mr. Leonard without "good reason" and without Entergy's permission prior to his attainment of age 55, Mr. Leonard will forfeit his supplemental retirement benefit. If Mr. Leonard's employment is terminated by Mr. Leonard without "good reason" with Entergy's permission prior to his attainment of age 55, Mr. Leonard will be entitled to a supplemental retirement benefit, reduced by 6.5% for each year that the termination date precedes his attainment of age 55, payable commencing upon Mr. Leonard's attainment of age 62. If Mr. Leonard's employment is terminated by Mr. Leonard without "good reason" following his attainment of age 55, Mr. Leonard will be entitled to his full supplemental retirement benefit. The amounts payable under the agreement will be funded in a rabbi trust.

Employment Agreement with Mr. Gallaher - The employment agreement between Mr. Gallaher and his Entergy employer supercedes all prior agreements with Entergy and provides as follows:

  Upon retirement on his scheduled retirement date under the agreement, and in addition to the normal post-retirement benefits for which he is eligible, Entergy will pay to Mr. Gallaher a severance payment equal to his gross annual salary plus one week's pay for every year of continuous Entergy service, which amount shall not exceed twice his gross annual compensation ("Severance Benefit"), in exchange for a release of claims in favor of Entergy. The severance benefit shall be payable, at the election of Mr. Gallaher, as either a lump sum cash payment or in biweekly installments. He shall also be entitled to benefits under Entergy's Post Retirement Plan or System Executive Retirement Plan in accordance with the terms of such plans. Entergy will reimburse Mr. Gallaher for the household moving expenses associated with the move, prior to September 30, 2004, of his primary residence to another location in the Continental United States under the terms of Entergy's relocation policy.

  If Mr. Gallaher resigns, is terminated for cause (as defined in the agreement), dies, or becomes disabled prior to his scheduled retirement date, the additional benefits granted under the Agreement shall not be paid by the Company.

  If Entergy terminates Mr. Gallaher without cause (as defined in the agreement), then he shall be entitled to his annual unpaid base salary through his scheduled final employment date (the day preceding his retirement date) and the Severance Benefit. However, if there should occur a Change in Control and Mr. Gallaher should experience a Qualifying Event (as both terms are defined in the Continuity Plan), no amounts shall be payable under the agreement, and any payments otherwise due Mr. Gallaher shall be determined in accordance with the Continuity Plan.

Retention agreement with Mr. Hintz - The retention agreement with Mr. Hintz provides that Mr. Hintz will be paid an initial retention payment of approximately $2.8 million on the date on which a Merger is completed and an additional retention payment of approximately $2.3 million on the second anniversary of the completion of a Merger if he remains employed on each of those dates. The agreement also provides that upon termination of employment while a Merger is pending and for two years after completion (a) by Mr. Hintz for "good reason" or by Entergy without "cause", as such terms are defined in the agreement or (b) by reason of Mr. Hintz's death or disability:

  Entergy will pay to him a lump sum cash severance payment equal to $2.8 million if such termination occurs prior to completion of a Merger or equal to $2.3 million if such termination occurs following completion of a Merger;

  Entergy will pay to him a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals, if such termination occurs following completion of a Merger;

  he will be entitled to immediate payment of performance awards based upon an assumed target achievement of applicable performance goals, if such termination occurs prior to completion of a Merger, or based upon an assumed maximum achievement of applicable performance goals, if such termination occurs following completion of a Merger;

  all of his stock options will become fully vested and will remain outstanding for their full ten-year term;

  he will be entitled to receive a supplemental retirement benefit that, when combined with Mr. Hintz's SERP benefit, equals the benefit he would have earned under the terms of the SERP as in effect immediately prior to March 25, 1998; and

  Entergy will pay to him a "gross-up" payment in respect of any excise taxes he might incur.

Retention Agreement with Mr. Jackson - The retention agreement with Mr. Jackson provides that upon retirement in accordance with the agreement, Mr. Jackson: (a) will be entitled to a subsidized retirement benefit equal to the applicable nonqualified retirement benefit payable to Mr. Jackson without reduction for early retirement ("Subsidized Retirement Benefit"); and (b) may enter into a consulting arrangement with Entergy through March 31, 2005, under terms and conditions set forth in the agreement.

Pursuant to the agreement, should Mr. Jackson experience a Qualifying Event (as defined in the agreement) after the Successor Placement Date (as defined in the agreement) but before March 31, 2003, he shall not be entitled to benefits under the System Executive Continuity Plan but shall instead be entitled to the following:

  a lump sum amount equal to any unpaid base salary that would otherwise have been paid through March 31, 2003;

  the Subsidized Retirement Benefit; and

  all other benefits to which he may be entitled under the terms and conditions of those Entergy plans and programs in which he participates in accordance with the agreement.

Additionally, Mr. Jackson is entitled to certain benefits, as described in the agreement, in the event of a change in control (as defined in the System Executive Continuity Plan) after which Entergy or its successor company fails to honor Mr. Jackson's consulting arrangement.

Retention Agreement with Mr. Wilder - The retention agreement with Mr. Wilder provides that if Mr. Wilder terminates his employment without "good reason" and prior to a termination for "cause," as those terms are defined in his agreement, Entergy will pay to him a lump sum cash severance payment equal to three times the sum of his base salary and target annual award and a "gross-up" payment in respect of any excise taxes he might incur.

The agreement also provides that, as a substitute for the above entitlement, upon termination of employment (a) by Mr. Wilder for "good reason" or by Entergy without "cause", as such terms are defined in the agreement, in each case prior to the termination of a Merger or prior to the second anniversary of the completion of a Merger, (b) by reason of Mr. Wilder's death or disability while a Merger is pending and for two years after completion of a Merger or (c) for any reason following the second anniversary of a Merger:

  Mr. Wilder will be entitled to a lump sum cash severance payment equal to four times (in limited circumstances, three times) the sum of the his base salary and maximum annual incentive award;

  Mr. Wilder will be entitled to a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;

  except in the case of a termination by reason of death or disability, he will continue to be employed as a Special Project Coordinator at an annual base salary of $200,000, and will continue to participate in all of Entergy's benefit plans, until the earliest of (a) his attainment of age 55 (at which time he will be deemed eligible to retire under Entergy's plans then in effect), (b) his employment with a company listed in the Fortune Global 500 Index or (c) his employment with any company that has a conflict of interest policy that would prohibit his continued employment with Entergy;

  Entergy will credit him with 15 additional years of service under Entergy's supplemental retirement plan and he may elect to receive either (a) approximately $1.9 million in a cash lump sum in full settlement of all nonqualified retirement benefits or (b) the benefit that he would have earned under the terms of the SERP applicable to individuals who became participants on or after March 25, 1998 (which amount he may elect to receive upon completion of a Merger);

  he will be entitled to immediate vesting of performance awards, based upon an assumed maximum achievement of applicable performance goals;

  all of his stock options will become fully vested and will remain outstanding for their full ten-year term; and

  he will be entitled to a "gross-up" payment in respect of any excise taxes he might incur.

If Mr. Wilder terminates employment without good reason and other than on account of death or disability, on or after the completion of a Merger and before the second anniversary of the completion of a Merger:

  Mr. Wilder is entitled to a lump sum cash severance payment equal to three times the sum of his base salary and target annual incentive award;

  Mr. Wilder is entitled to a pro rata annual incentive award, based on an assumed maximum achievement of applicable performance goals;

  he will continue to be employed as a Special Project Coordinator at an annual base salary of $200,000, and will continue to participate in all of Entergy's benefit plans, until the earliest of (a) his attainment of age 55 (at which time he will be deemed eligible to retire under Entergy's plans then in effect), (b) his employment with a company listed in the Fortune Global 500 Index or (c) his employment with any company that has a conflict of interest policy that would prohibit his continued employment with Entergy;

  Entergy will credit him with 15 additional years of service under Entergy's supplemental retirement plan and he may elect either (a) approximately $1.9 million in a cash lump sum in full settlement of all nonqualified retirement benefits or (b) the benefit that he would have earned under the terms of the SERP applicable to individuals who became participants on or after March 25, 1998 (which amount he may elect to receive upon completion of a Merger);

  he will be entitled to immediate vesting of performance awards, based upon an assumed target achievement of applicable performance goals;

  all of his stock options will become fully vested and will remain outstanding for their full ten-year term; and

  he will be entitled to a "gross-up" payment in respect of any excise taxes he might incur.

PROPOSAL 2 - APPROVAL OF THE AMENDED AND RESTATED 1998 EQUITY OWNERSHIP PLAN

The Personnel Committee has approved and recommends that the stockholders vote for the approval of the Entergy Corporation Amended and Restated 1998 Equity Ownership Plan (the "EOP") to supercede the 1998 Equity Ownership Plan (the "1998 Plan"). The Personnel Committee believes the EOP will enhance the Company's ability to attract and retain outstanding employees and align their interests with those of the stockholders. The EOP is designed to allow amounts paid and stock issued upon grant performance units or exercise of stock options to qualify as performance-based compensation that is deductible under IRS Code Section. 162(m) provided that all other requirements for exempt status of such compensation are followed.

The Personnel Committee's approval and recommendation of the EOP follows a review and evaluation of Entergy's existing compensation plans and a comparison of those plans with the programs offered by comparable companies. While the EOP represents, in part, a continuation of Entergy's stock option program, it also provides flexibility in the form and payment of awards to meet changing business needs.

The EOP includes provisions which provide for the grant or award of (a) stock options, (b) restricted stock, and (c) other awards payable in cash. The EOP would permit total equity-based awards from the effective date through the life of the EOP of up to 7,900,000 shares.

A summary of the EOP follows.

At the Annual Meeting the stockholders will vote on the approval of the EOP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ENTERGY CORPORATION AMENDED AND RESTATED 1998 EQUITY OWNERSHIP PLAN.

HISTORY OF THE EOP

The EOP that is proposed to be approved by stockholders began as the 1991 Equity Ownership Plan of Entergy Corporation and its Subsidiaries (the "1991 Plan"). The 1991 Plan was itself amended and restated in 1998. This amendment and restatement of the 1991 Plan was approved by stockholders, resulting in the 1998 Plan. The 1998 Plan has been amended several times since 1998, so that change in control provisions are now part of the EOP and the ability to defer taxable gain has been expressly addressed.

In addition, an additional plan, the Equity Awards Plan (the "EAP"), was authorized in 2000. Because some senior executives were prohibited from participation in the EAP, stockholder approval was neither sought nor required. As part of its decision to seek re-approval of the EOP, the Personnel Committee has directed that no further awards be issued under the EAP, effective upon the approval of the EOP by stockholders.

A table showing the number of securities to be issued upon exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under both the EOP and the EAP can be found above in the discussion of executive compensation under the heading "Equity Compensation Plan Information." In 2002, approximately 2,200 employees participated in the EAP or the EOP.

MATERIAL CHANGES TO THE EOP

The EOP makes several revisions to the 1998 Plan. First, two of the four award types, performance units and equity awards, have been effectively combined and are payable only in cash. The provisions relating to stock options have been revised in a number of respects, the most significant of which are:

    senior executives must retain at least 75% of their after tax net profit from option exercise in Company stock until the earlier of 60 months or termination of their full-time employment with the Company, reloads are no longer available under the EOP, and

    the Personnel Committee no longer has authority to re-price options after grant.

Also, while there was no cap on restricted share grants under the 1998 Plan, the EOP limits the aggregate number of restricted shares that may be granted to 1,500,000 shares.

In addition, under the EOP, there is now a limit on cash awards. Specifically, the total value of all performance units available to be granted to the named executives in the Compensation Table in any period may not exceed 1% of operating cash flow, and the value of performance units available to any one individual during a single period may not exceed .5% of operating cash flow for the period. Performance shares have been eliminated. Finally, under the EOP, payments made to certain executives are allowed to be deferred into the Company's Executive Deferral Compensation Plan, and authority is granted to the Personnel Committee or its delegatee to determine whether other investment options should be available for amounts held in EOP deferral accounts. All of these changes would only apply to grants or elections made after the effective date, which is February 13, 2003 if the EOP is approved by stockholders.

SUMMARY OF THE EOP

Term

If approved by the stockholders, the EOP will be effective as of February 13, 2003.

Purpose

The purpose of the EOP is to align the personal financial interests of key employees with the Company's stockholders. The EOP includes provisions for awarding stock options, restricted stock, and awards payable in cash to key employees.

Administration

The EOP will be administered by the Personnel Committee. Subject to the terms of the EOP, the Personnel Committee has authority:

    to determine the employees eligible to participate in the EOP,

    to determine the form and terms of, and the conditions and restrictions applicable to, grants under the EOP,

    to adopt and amend rules and regulations with respect to the administration of the EOP,

    to amend the terms and conditions of any outstanding grant, consistent with the terms of the EOP, and to take any action that the Personnel Committee deems necessary to comply with any government laws or regulatory requirements.

Eligibility

Eligibility under the EOP is limited to employees of the Company and its affiliates. The Personnel Committee, in its sole discretion, shall determine which employees are eligible to participate in the EOP, and only those employees identified by the Personnel Committee as able to affect the equity value of the Company through significant contributions to Company profitability and growth will be selected for participation.

Securities subject to the EOP

Currently, up to 15,000,000 shares of Common Stock may be issued under the 1998 Plan, and approximately 7,100,000 of those shares have been issued. Because the EOP does not seek an increase in the number of authorized shares, the maximum number of shares of Common Stock that may be issued after the effective date under the EOP in satisfaction of exercised options or restricted stock is 7,900,000. No more than 1,500,000 of the 7,900,000 shares available under the EOP may be used for grants of restricted stock to eligible employees. If any stock option granted pursuant to the EOP terminates, expires or lapses, or any restricted stock granted pursuant to the EOP is forfeited, any shares of Common Stock subject to such option or restricted stock will again be available for grant.

In the event of a stock split, merger, reorganization, recapitalization, stock dividend or other event described under the terms of the EOP, the Personnel Committee will make appropriate adjustments to the number of shares subject to grants previously made to participants, in the exercise price per share of stock options previously granted to participants and in the number and kinds of shares which may be distributed under the EOP.

Stock Options. The EOP authorizes grants of stock options to eligible employees from time to time as determined by the Personnel Committee. Subject to the limits of the EOP, the Personnel Committee may grant options under the EOP for such number of shares and having such terms as the Personnel Committee designates; however, the maximum number of options that may be granted to any one employee under the EOP may not exceed 1,000,000 after the effective date.

Each stock option shall have an exercise price that is not less than the fair market value of the Common Stock on the date the option is granted.

Payment for shares received upon exercise of a stock option may be made by an optionee in cash, shares of Common Stock, shares of Common Stock subject to restrictions, a combination of the foregoing, through a cashless exercise with a broker, or, in the discretion of the Personnel Committee, by the Company withholding shares of Common Stock equal in value to the exercise price of the stock option. The EOP requires senior executives to retain at least 75% of their after tax net profit in Common Stock for 60 months, unless their full-time employment ceases before the expiration of that 60 month holding period.

The Personnel Committee is authorized to determine whether and how an optionee may exercise his or her options after an optionee ceases to be an employee for any reason including total disability, death or retirement (as defined under the EOP).

Under no circumstances will any option be exercisable after it has terminated or expired.

Restricted Stock. The Personnel Committee will determine the nature and extent of the restrictions on grants of restricted stock, the duration of such restrictions, and any circumstances under which restricted shares will be forfeited. Restricted shares will be deposited with the Company while any restrictions remain in place. Except as otherwise provided by the Personnel Committee during any such period of restriction, recipients shall have all of the rights of a holder of Common Stock, including but not limited to voting rights and the right to receive dividends. The Personnel Committee may establish rules concerning the impact of the termination of employment (by reason of retirement, total disability, death or otherwise) on the applicability of any outstanding restrictions.

Cash Awards. The EOP permits the Personnel Committee to grant cash awards in two forms: performance units and equity awards.

To determine the value of performance units, the Personnel Committee will establish the time period of not less than one year over which performance will be measured (the "Performance Period") and the criteria to be used by the Personnel Committee to evaluate the Company's performance with respect to each Performance Period. Such criteria may include financial or operating measures of the Company or its divisions, such as pretax income, net income, earnings per share, revenue, expenses, return on assets, return on equity, return on investment, net profit margin, operating profit margin, operating cash flow, total stockholder return, capitalization, liquidity, results of customer satisfaction surveys and other measures of quality, safety, productivity, cost management or process improvement or other criteria established by the Personnel Committee, or they may be based on the Company's performance compared with one or more selected companies. The EOP permits the Personnel Committee to grant equity awards to eligible employees from time to time. An equity award consists of the ability to purchase a phantom unit, equal in value to one share of Common Stock. Payment of earned performance units and equity awards will be made to participants in cash.

The value of all performance units granted under the EOP during a calendar year will not exceed 1% of the operating cash flow for the Company during the relevant performance period as calculated by the Personnel Committee, and the value of all performance units granted to an individual under the EOP during a performance period will not exceed 0.5% of the operating cash flow for the Company during the relevant performance period as calculated by the Personnel Committee.

Deferral of Payment

The EOP allows payments to executives above a certain level to be deferred through the purchase of Equity Awards. Also, subject to the terms of the Company's Executive Deferred Compensation Plan (the "EDCP"), an officer or other key employee eligible to participate in the EDCP may defer the receipt of some or all of the cash or Common Stock receivable pursuant to a stock option or other grant.

Amendment

The Board may at any time terminate or amend the EOP in any respect. No amendment or termination of the EOP may, without the consent of an affected participant, alter or impair any of the rights or obligations under any options or other rights theretofore granted such participant under the EOP.

Change in Control

In the event of a change in control, any outstanding options held by senior executives that have not yet vested shall vest effective as of such date, restrictions on restricted stock held by senior executives shall lapse, and senior executives who have previously been awarded performance units shall earn no less than the participant would have earned if the performance period terminated as of such date.

A change in control occurs (a) if any person becomes the beneficial owner, directly or indirectly, of 25% or more of Entergy's outstanding Common Stock, (b) upon the consummation of a merger or consolidation of Entergy with any other corporation, other than a merger or consolidation where the Board of Directors immediately preceding the transaction constitutes a majority of the Board immediately following the transaction, (c) upon shareholder approval of a complete liquidation or dissolution of Entergy, or the consummation of an agreement to sell substantially all of the assets of Entergy, or (d) upon a change in any two year period in a majority of the members of the Board of Directors of Entergy, as defined in the EOP.

Federal Income Tax Effects

The federal income tax consequences applicable to the Company in connection with stock option, restricted stock, performance units or equity awards are complex and depend, in large part, on the surrounding facts and circumstances. Under current federal income tax laws, unless deferred, a participant will generally recognize income with respect to grants of restricted stock, stock options, performance units or equity awards, as follows:

    PAYMENTS IN RESPECT OF PERFORMANCE UNITS AND EQUITY AWARDS. Any cash received as payments in respect of performance awards under the EOP will constitute ordinary income to the employee in the year in which paid, and the Company may be entitled to a deduction in the same amount subject to the limitation of Internal Revenue Code Section 162(m).

    STOCK OPTIONS. The grant of a stock option will not result in any immediate tax consequences to the Company or the optionee. Upon the exercise of a stock option, the optionee will generally realize ordinary income. The Company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the optionee.

    RESTRICTED STOCK. An employee generally will not realize taxable income upon an award of restricted stock. However, an employee who receives restricted stock, either as a grant or in payment of a performance award, will realize as ordinary income at the time of the lapse of the restrictions an amount equal to the fair market value of the Common Stock at the time of such lapse unless the employee who has been granted restricted stock elects to realize ordinary income on the date of receipt of the restricted Common Stock. At the time the employee realizes ordinary income, the Company may be entitled to deduct the same amount as the ordinary income realized by the employee subject to the limitation of Internal Revenue Code Section 162(m).

    IRS CODE SECTION 162(M). Payment or grants (excluding restricted stock) under the EOP are intended to qualify as "qualified performance-based compensation" under the IRS Code and the applicable regulations.

Other Matters

Entergy is unable to provide meaningful disclosure as to what benefits will be payable under the EOP because payments are contingent on performance goals that have not been set and the number of participants and the amount of stock options or performance shares to be awarded, which have not been determined. Under the 1998 Plan, however, the Personnel Committee granted options in January of 2003 to named executive officers as follows: Leonard, 195,000; Gallaher, 20,000; Hintz, 80,000; Jackson, 10,000; and Wilder, 60,000. A total of 664,500 options were granted under the 1998 Plan, all to executive officers. The strike price of these options is $44.45. Options granted to the named executive officers in 2002 are reported on the Option Grant Table, and the securities exercisable under all of these grants are included in the Equity Compensation Plan Information table.

PROPOSAL 3 - APPROVAL OF THE EXECUTIVE ANNUAL INCENTIVE PLAN

The Personnel Committee has approved and recommends that the Stockholders vote for the approval of the Entergy Corporation Executive Annual Incentive Plan (the "EAIP"). The Board of Directors believes "at risk" compensation is a significant factor in stimulating executive performance to increase stockholder value. The EAIP is designed to link pay and performance by providing Entergy's officers with the opportunity to receive an annual cash award based on the achievement of pre-established performance goals.

The EAIP is structured to allow that, to the extent that applicable requirements are satisfied, any amounts in excess of $1 million paid under the EAIP to the Chief Executive Officer and the other officers of the Company listed in the Summary Compensation Table qualify as performance-based compensation deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended ("IRS Code"), and the applicable regulations. Stockholder approval is required to satisfy the requirements of IRS Code Section 162(m).

The EAIP will afford flexibility in the form and payment of awards to meet changing business needs. The Board's approval and recommendation of the EAIP follows a review and evaluation of the Company's existing compensation plans and a comparison with incentive compensation plans offered by other comparable companies to their key employees. A summary of the EAIP follows.

At the Annual Meeting the Stockholders will vote on the approval of the EAIP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ENTERGY CORPORATION EXECUTIVE ANNUAL INCENTIVE PLAN.

SUMMARY OF THE EXECUTIVE ANNUAL INCENTIVE PLAN

Term

If approved by the Stockholders, the EAIP, as amended, will be effective for grants and elections made after January 1, 2003, and will continue until terminated by the Board. The terms of the EAIP prior to this amendment will continue to govern any payments that may be made for the 2002 plan year.

Purpose

The EAIP links pay and performance by providing Entergy's officers with an opportunity to receive an annual cash award based upon the achievement of pre-established performance goals. The performance goals are determined by the Personnel Committee and are intended to align the interests of plan participants with those of Entergy and its shareholders.

Administration

The EAIP will be administered by the Personnel Committee. Subject to the terms of the EAIP, the Personnel Committee will have the authority to determine the size, terms and conditions of awards under the EAIP, to construe and interpret the EAIP, to amend the terms and conditions of any outstanding award to the extent such terms and conditions are within the sole discretion of the Personnel Committee as provided in the EAIP, and to make all other determinations which may be necessary or advisable for administration of the EAIP.

Eligibility

All employees of Entergy or its 80% owned subsidiaries as of the last fiscal quarter of the performance period at the approximate equivalent of a corporate Vice President, are eligible to participate in the EAIP for that performance period.

Awards Under the EAIP

Not later than 90 days after the beginning of each performance period, the Personnel Committee will select one or more performance measures, establish written performance goals with respect to each selected performance measure and determine the award opportunities for that performance period.

The performance measures may be based on any combination of corporate, division and/or individual goals. For each performance measure, the Personnel Committee will establish performance goals which will be used to determine award opportunities. For example, the Personnel Committee may establish various levels of Company pretax income as performance goals and link each such performance goal to an award opportunity. The performance measures, performance goals and award opportunities may vary among officers and from year to year. The Personnel Committee may establish minimum levels of performance goal achievement below which grants will not be made.

As soon as practicable after the end of the performance period, the Personnel Committee will assess performance to determine what payments, if any, will be made under the EAIP for each of the Company's officers.

The EAIP provides that the total amount payable for one performance period to named executive officers in the Summary Compensation Table for the applicable period shall not exceed 1% of Entergy's operating cash flow for the performance period and the amount payable to any one named officer under the EAIP for a performance period shall not exceed 0.5% of Entergy's operating cash flow for the performance period.

The EAIP provides that the performance measures that may serve as determinants of an officer's award opportunities may consist of financial and operating measures of Entergy or its divisions such as pretax income, net income, earnings per share, revenues, expenses, return on assets, return on equity, return on investment, net profit margin, operating profit margin, operating cash flow, total stockholder return, capitalization, liquidity, results of customer satisfaction surveys and other measures of quality, safety, productivity or process improvement, or other measures as determined by the Personnel Committee. Performance goals may be determined solely by reference to the performance of the Company, its subsidiaries or limited liability companies, or any division or unit of the Company, or they may be based upon comparisons of any of the performance measures relative to other companies. In assessing a performance goal with respect to any of these performance measures, the Personnel Committee may exclude the impact of any event or occurrence which the Personnel Committee determines should appropriately be excluded, such as a restructuring or other nonrecurring charge, an event either not directly related to the operations of the Company or not within the reasonable control of the Company's management, or a change in accounting standards required by U.S. generally accepted accounting principles.

As provided in the EAIP, the Personnel Committee has negative discretion to reduce or eliminate any or all final grants that would otherwise be paid. However, the Personnel Committee may not exercise discretion to increase the amount otherwise payable to an officer.

In the event that changes are made to IRS Code Section 162(m) or the regulations thereunder to permit greater flexibility with respect to any award opportunities under the EAIP, the Personnel Committee may exercise such greater flexibility consistent with the terms of the EAIP without regard to the restrictive provisions of the EAIP.

Payment of Awards

Amounts due under the EAIP are payable as soon as practicable after the payment is approved by the Personnel Committee. Subject to the terms of the Company's Executive Deferred Compensation Plan (the "EDCP"), an officer eligible to participate in the EDCP may defer the receipt of some or all of the officer's payment. If all or a portion of an officer's payment is not deductible by the Company under Section 162(m), the Personnel Committee may, in its discretion, require that payment of the nondeductible portion of the payment be deferred under a Company sponsored deferred compensation plan.

If during a performance period the officer ceases to be a regular, full time employee of the Company for a reason other than death, total disability or retirement, the officer's eligibility under the EAIP shall terminate and no amounts will be paid to that officer under the EAIP. In the event a participating officer (who was an officer as of the first day of a performance period) terminates employment due to death, total disability or retirement, that officer shall be entitled to a portion of his or her potential payment, as determined by Administrative Guidelines.

Amendments

The Personnel Committee may modify, amend, suspend or terminate the EAIP at any time.

Other Matters

As discussed above, amounts that may be paid under the EAIP for fiscal 2003 and future years are dependent on the attainment of performance goals established by the Personnel Committee, as well as the Personnel Committee's authority, subject to the terms of the EAIP, to reduce or eliminate such grants. Accordingly, the amounts, if any, that may be paid under the EAIP in the future cannot presently be determined. If the Stockholders do not approve the EAIP, it will continue in effect, but compensation paid under it will not be deductible under Section 162(m) of the Internal Revenue Code. The Personnel Committee will review the Company's executive compensation program in light of such vote and the principles described in its Report on Executive Compensation.

PROPOSAL 4 - STOCKHOLDER PROPOSAL CONCERNING "POISON PILLS"

The Corporation has been advised that Mr. Emil Rossi, P.O. Box 249, Boonville, CA 95415, a holder of 558 shares of the Corporation's Common Stock, proposes to submit the following resolution to the 2003 Annual Meeting of Stockholders:

"This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote."

STATEMENT OF SECURITY HOLDER.

4 - Shareholder Vote on Poison Pills
This topic won an average 60%-yes vote at 50 companies in 2002

Harvard Report

A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company has a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania's Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder participation.

Shareholder Vote on Poison Pills
Yes on 4

BOARD OF DIRECTORS' RESPONSE: Your Board of Directors notes that a substantially similar proposal by this proponent received a 79% favorable vote at last year's Annual Meeting of Shareholders. Entergy has never had a poison pill and the present Board has no intention of implementing a poison pill.

YOUR BOARD OF DIRECTORS DOES NOT MAKE A RECOMMENDATION CONCERNING PROPOSAL 4.

STOCKHOLDER PROPOSALS FOR 2004 MEETING

For a stockholder proposal to be included in the proxy statement for our next annual meeting, including a proposal for the election of a director, the proposal must be received by the Corporation at its principal offices no later than November 27, 2003. Also, under our Bylaws, stockholders must give advance notice of nominations for director or other business to be addressed at the meeting not later than the close of business on March 12, 2004 and not earlier than February 14, 2004.

By order of the Board of Directors,

Robert v.d. Luft
Chairman of the Board.
Dated: March 26, 2003

Exhibit A

ENTERGY CORPORATION

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board of Directors and assists the Board in oversight of (1) the integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) the system of internal controls, (4) the independent auditor's qualifications and independence, and (5) the performance of the internal audit function and independent auditors. The Committee reports to the Board on a quarterly or as-needed basis.

The Audit Committee shall prepare the report, required by Securities and Exchange Commission (SEC) rules, to be included in Entergy's annual Proxy Statement.

Organization

Membership will consist of four or more directors and will comply with the New York Stock Exchange and SEC independence and experience requirements. At least one Audit Committee member shall be a financial expert as defined by the SEC. Committee members shall not simultaneously serve on the Audit Committees of more than two other public companies. The Board shall appoint the Audit Committee Chairman, who generally shall serve at least two years. Meetings shall be held at least four times per year. The Committee shall meet periodically with management, the internal auditors and the independent auditor, in separate executive sessions. Additionally, the internal auditors and the independent auditor may meet with the Committee without restriction.

Authority

General: The Committee has unrestricted authority to investigate any Entergy or subsidiary activity. The Committee may request assistance from the independent auditors, internal auditors, management, and others with special competence. It also has the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting, or other advisors. Entergy shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

Financial Reporting: Recommend to the Board whether the audited financial statements should be included in Entergy's Form 10-K.

Compliance: Advise the Board with respect to policies and procedures regarding compliance with applicable laws and regulations and with Entergy's Code of Conduct.

Independent Auditor: The independent auditor reports directly to the Audit Committee and the Committee has sole authority to appoint or replace the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or its related work. The Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditor. The Committee shall adopt policies that help assure the independent auditor's independence, including policies for Entergy's hiring of the independent auditor's employees or former employees.

Internal Audit: The Committee shall review and approve the Internal Audit Charter and the appointment or dismissal of the Vice President, Risk Management & General Auditor or person performing a similar function.

Responsibility

Financial Reporting:

  Discuss the annual audited financial statements and quarterly unaudited financial statements with management and the independent auditor, including the company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Discuss with management, the independent auditor, and internal auditors significant financial reporting issues and judgments made in connection with the preparation of Entergy's financial statements, including critical accounting policies and estimates, off-balance sheet structures, significant changes in the selection or application of accounting principles, significant transactions, the impact of proposed accounting rules or other regulatory actions, any major issues as to the adequacy of Entergy's system of accounting and financial controls, and any special steps adopted in light of material control deficiencies.

  Discuss with management Entergy's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information disclosed and presentations made) and need not occur in advance of the earnings release.

  Review SEC-required disclosures made by Entergy's certifying Officers in conjunction with their reviews of the Form 10-K and Form 10-Q.

Business Risks:

  Discuss with management Entergy's major risk exposures and the steps management has taken to monitor and control such exposures, including risk assessment and risk management policies.

  Discuss with management, the independent auditor, and internal auditors, Entergy's conformity with applicable legal and regulatory requirements and its Code of Conduct. At least annually, review management reports regarding compliance with the Entergy Code of Conduct and material legal and regulatory matters.

  Establish procedures for the receipt, retention, and treatment of complaints received by Entergy regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Independent Auditor:

  Review and discuss the independent auditor's annual audit plan including its risk assessment, approach, focus, and resources.

  Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, as amended by SAS 89 and SAS 90, relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of the activities or access to requested information, any significant disagreements with management, and any significant issues discussed with the independent auditor's national office.

  Responsibility (Cont'd.)

  Periodically, and at least in conjunction with the annual audit of Entergy's financial statements, receive reports from the independent auditor on:

    All critical accounting policies and practices to be used

    All material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

    Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

  Review and discuss the independent auditor's report on management's internal control report required by section 404 of the Sarbanes-Oxley Act and SEC rules.

  Obtain and review a report from the independent auditor at least annually regarding:

    The independent auditor's internal quality control procedures;

    Any material issues raised by the most recent internal quality control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm;

    Any steps taken to deal with any such issues; and

    All relationships between the independent auditor and Entergy.

  Annually, evaluate the qualifications, performance and independence of the independent auditor, including the audit team lead partner, taking into account the opinions of management and internal auditors, and report the Committee's conclusions to the Board.

  Take steps as required in connection with the rotation of the audit team lead partner, the reviewing partner, and any other audit partner, as required by the Sarbanes-Oxley Act and SEC rules.

Internal Audit:

  Review the adequacy of Entergy's system of internal controls by reviewing audit results with the internal auditors and obtaining auditors' opinions on the adequacy of internal controls.

  Ensure internal audit's adequate performance through review of the risk assessment process, annual audit plan, budget, staffing, and audit results.

Committee Effectiveness and Scope:

  The Committee shall assess its performance and Charter annually.

  While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Entergy's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

  In carrying out their oversight responsibilities, the Audit Committee and the Board will necessarily rely on the expertise, knowledge, and integrity of Entergy's management, and internal and independent auditors.

Approved this 31st day of January 2003 by the Board of Directors, Entergy Corporation.

Exhibit B

ENTERGY CORPORATION

CORPORATE GOVERNANCE COMMITTEE CHARTER

Purposes

The purpose of the Committee is to a) provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending to the Board director nominees to be elected at the annual meeting of shareholders and recommending to the Board a set of corporate governance principles applicable to the Corporation, and b) advise management regarding governmental, regulatory and public relations matters.

Composition

Size. The size of the Committee shall be determined by the Board, but it must always have at least three members.

Qualifications. Each Committee member must satisfy the applicable independence requirements set forth in the rules of the New York Stock Exchange.

Appointment and Removal. The Board selects Committee members, including the Committee's Chair, based on recommendations of the Corporate Governance Committee. Each Committee member will serve at the pleasure of the Board for such term as the Board may decide or until such Committee member is no longer a Board member.

Duties and Responsibilities

The duties and responsibilities of the Committee shall include the following:

    To review annually with the Board the size and composition of the Board as a whole and to recommend, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, independence, characteristics, expertise and diversity appropriate for the Board.

    To review, determine and report at least annually that the Board and each of its committees meet the requirements for independence, expertise or otherwise imposed by the SEC, the NYSE or any other body with authority over the Board and its composition.

    To review and recommend to the Board the nominees to be proposed for election as Directors.

    To recommend annually to the Board proposed committee membership and committee chairs.

    To make recommendations on the frequency, content and structure of Board meetings.

    To review and recommend to the Board a Code of Conduct applicable to the Company's directors.

    To make recommendations concerning any other aspect of the procedures of the Board or matters pertaining to the Board that the Committee considers warranted, including but not limited to procedures with respect to the unusual circumstance of any waiver by the Board concerning the Code of Conduct applicable to the Company's directors or executive officers or to the waiver of any other Company corporate governance rule, guideline, procedure or principle.

    To review periodically the Corporate Governance Guidelines adopted by the Board to assure that they are appropriate for the Company and comply with the requirements of the NYSE, and to recommend any desirable changes to the Board.

    To review current developments in the corporate governance area and to make recommendations as appropriate.

            10.   To make recommendations to the Board concerning the Board's duty to conduct an annual self-evaluation.

            11.   To periodically review and recommend to the Board compensation to be paid to non-employee Directors.

           12.    To specify the desired components of director orientation and to oversee and make periodic recommendations concerning director continuing education programs.

           13.    To review annually with the Board whether the roles of Chairman of the Board and CEO should be separate or combined.

           14.    To review any substantial charitable contributions by the Company or its affiliates to any organization with which a director is affiliated.

           15.     To meet with any director who does not attend at least 75% of the aggregate number of meetings of the Board or committees on which the director serves and, if the situation cannot be resolved, to take any action that the
                     Committee deems appropriate, including a recommendation to the full board not to renominate that director for election.

           16.     To review and to counsel management concerning governmental, regulatory and public relations matters.

           17.     To review and to counsel management concerning public policy issues and concerning equal opportunity in all corporate relationships.

           18.     To perform an annual performance evaluation of the committee.

Meetings

The Committee will meet as frequently as necessary to carry out its responsibilities under this Charter. The Committee Chair will, in consultation with the other members of the Committee and appropriate officers of the Company, establish the agenda for each Committee meeting. Any Committee member may suggest items to be included on the agenda. Committee members may also raise subjects that are not on the agenda at any meeting. The Committee Chair or a majority of the Committee members may call a meeting of the Committee at any time. A majority of the number of Committee members selected by the Board will constitute a quorum for conducting business at a meeting of the Committee. The act of a majority of Committee members present at a Committee meeting at which a quorum is in attendance will be the act of the Committee, unless a greater number is required by law or by the Company's certificate of incorporation or its bylaws. The Committee Chair will supervise the conduct of the meetings and will have other responsibilities as the Committee may specify from time to time.

The Committee may request any officer or other employee of the Company, or any representative of the Company's legal counsel or other advisors, to attend a meeting or to meet with any members or representatives of the Committee. Any Committee member may be excused from a meeting to permit the remaining members of the Committee to act on any matter in which such member's participation is not appropriate, and such member's absence shall not destroy the quorum for the meeting.

Delegation

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent permitted by applicable law, to any other body or individual.

Resources and Authority

The Committee shall have appropriate resources and sole authority to discharge its responsibilities, including, without limitation, appropriate funding, in such amounts as the Committee deems necessary, to compensate any consultants or any other advisors retained by the Committee. The Committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities. The Committee may also direct management to assist the Committee in any of its duties.

Annual Review

At least annually, the Committee will (a) review this Charter with the Board and recommend any changes to the Board and (b) evaluate its own performance against the requirements of this Charter and report the results of this evaluation to the Board. The evaluation will include establishment of the goals and objectives of the Committee for the upcoming year. The Committee will conduct its review and evaluation in such manner as it deems appropriate.

Consistent with New York Stock Exchange listing requirements, this Charter will be included on the Company's website and will be made available in print upon a request sent to the Company's Secretary. The Company's annual report to stockholders will state that this Charter is available on the Company's website and will be available in print upon a request sent to the Company's Secretary.

March 17, 2003

Exhibit C

ENTERGY CORPORATION

PERSONNEL COMMITTEE CHARTER

Purposes

The Personnel Committee (Committee) establishes and administers the Company's policies, programs and procedures for hiring, promoting, and setting compensation for its executive officers (i.e., Chairman, CEO, President, Executive Vice President). The Committee discharges the Board's responsibilities relating to compensation of the Company's executive officers and produces a report on executive compensation for inclusion in the Company's proxy statement for its annual meeting of stockholders in accordance with applicable rules and regulations.

The Committee also reviews other major employee matters, including workforce diversity, safety, and compensation.

The Committee serves as the sole decision-maker concerning issues relating to executive compensation in accordance with applicable tax and securities laws.

The Committee monitors performance and developmental activities of the executive officer team.

Composition

Size. The size of the Committee shall be determined by the Board, but it must always have at least three members.

Qualifications. Each Committee member must satisfy the applicable independence requirements set forth in the New York Stock Exchange Rules and tax and securities laws. Desirable qualifications for Committee members include experience in business management, executive compensation, employee benefits, and human resources.

Appointment and Removal. The Board selects Committee members, including the Committee's Chair, based on recommendations of the Corporate Governance Committee. Each Committee member will serve at the pleasure of the Board for such term as the Board may decide or until such Committee member is no longer a Board member. The Chairman of the Committee shall, unless otherwise directed by the Board, serve at least two years as Chair.

Duties and Responsibilities

The duties and responsibilities of the Committee are:

    Establish Executive Compensation Policies and Programs. The Committee will develop and implement the Company's compensation policies and programs for executive officers, including base salaries, merit increases, variable compensation, and compensation to newly hired or promoted executives at this level.

    Review and Approve Executive Officer Compensation. The Committee will review and approve, at least annually, corporate goals and objectives relevant to the compensation of the executive officers of the Company. Additionally, the Committee shall be solely responsible for establishing, implementing and determining all performance-based compensation for those officers covered by applicable tax law. The Committee will evaluate the performance of the CEO in light of those goals and objectives and consider compensation levels based on those evaluations. In determining the long-term incentive component of CEO compensation, the Committee will consider the Company's performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company's CEO in past years.

    Incentive Compensation Plans. The Committee will approve, adopt and amend all cash- and equity-based incentive compensation plans in which any executive officer or management employee (including Management Levels 1-6) of the Company participates. This includes approval of the Entergy Achievement Multiplier goals for the new year and results of the previous year, approval of all equity compensation awards, approval of all incentive opportunity levels to reflect market values in benchmark companies, and approval of all equity compensation plans.

    Equity-Based Plans. The Committee will also approve, adopt and amend all other equity-based plans.

    Administer Compensation Plans. The Committee will administer the Company's equity-based incentive compensation plans, including the Equity Ownership Plan, and other plans adopted by the Board that contemplate administration by the Committee. The Committee's administrative authority shall include the authority to approve the acquisition by the Company of shares of the Company's stock from any plan participant.

    Oversee Regulatory Compliance. The Committee will, in consultation with appropriate Company management, oversee regulatory compliance with respect to compensation matters, including overseeing any compensation programs intended to preserve tax deductibility, and, as may be required, establishing performance goals and determining whether performance goals have been attained for purposes of applicable tax law.

    Review Employment Agreements. The Committee shall review and approve any employment agreement with the CEO and shall review any employment agreement with any other executive officer of the Company.

    Monitor of Delegatees. The Committee will monitor the activities of any person or group to whom it delegates its authority, including without limitation the Employee Benefits Committee, and the discharge of the obligations of these delegatees.

    Additional Authority Regarding Plans. The Committee will take any additional actions it deems appropriate to exercise the full power and authority granted to it by the Board to act on behalf of the Board regarding the establishment, amendment or termination of all existing and any new Company-sponsored employee benefit plans, programs and arrangements.

    Workforce Diversity and Safety. The Committee will, in consultation with appropriate Company management, oversee workforce diversity and safety.

    Succession Planning. The Committee shall, at least annually, report to the Board on succession planning. As part of this responsibility, the Committee shall review the identification and development of appropriate leadership talent who have the capacity to succeed members of the executive officer team. The Company's succession plan will include appropriate contingencies in case the CEO retires or is incapacitated. The Committee will evaluate potential successors to the CEO. The CEO should make available to the Committee and to the Board recommendations and evaluations of potential successors.

    Other Delegated Duties or Responsibilities. The Committee will perform any other duties or responsibilities delegated to the Committee by the Board from time to time.

Meetings

The Committee will meet as frequently as necessary to carry out its responsibilities under this Charter, but in no case shall this be less than four times per year. The Committee Chair will, in consultation with the other members of the Committee and appropriate Company management, establish the agenda for each Committee meeting. Any Committee member may suggest items to be included on the agenda. Committee members may also raise subjects that are not on the agenda at any meeting. The Committee Chair or a majority of the Committee members may call a meeting of the Committee at any time. A majority of the number of Committee members selected by the Board will constitute a quorum for conducting business at a meeting of the Committee. The act of a majority of Committee members present at a Committee meeting at which a quorum is in attendance will be the act of the Committee, unless a greater number is required by law or by the Company's certificate of incorporation or its by-laws. The Committee Chair will supervise the conduct of the meetings.

The Committee may request any officer or other employee of the Company, or any representative of the Company's legal counsel or other advisors, to attend a meeting or to meet with any members or representatives of the Committee.

Delegation

The Committee may delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent permitted by applicable law, to any other body or individual. In particular, the Committee may delegate the approval of certain transactions to a subcommittee consisting solely of three or more members of the Committee.

Resources and Authority

The Committee shall have appropriate resources and authority to discharge its responsibilities, including, appropriate funding, in such amounts as the Committee deems necessary, to compensate any consultants or any other advisors retained by the Committee. The Committee will have the sole authority to retain and terminate compensation consultants to assist in the evaluation of executive officer compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The Committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities. The Committee may also direct management to assist the Committee in any of its duties.

Annual Review

At least annually, the Committee will (a) review this Charter and recommend any changes to the Board and (b) evaluate its own performance against the requirements of this Charter and report the results of this evaluation to the Board. The evaluation will include establishment of the goals and objectives of the Committee for the upcoming year. The Committee will conduct its review and evaluation in such manner as it deems appropriate.

Consistent with New York Stock Exchange listing requirements, this Charter will be included on the Company's website and will be made available in print upon a request sent to the Company's Secretary. The Company's annual report to stockholders will state that this Charter is available on the Company's website and will be available in print upon a request sent to the Company's Secretary.

March 17, 2003

Exhibit D

ENTERGY CORPORATION

CORPORATE GOVERNANCE GUIDELINES

1. Responsibility of the Board

The primary mission of the Board of Directors of Entergy Corporation is to advance the interests of the Company's stockholders by creating a valuable long-term business. The Board believes that this mission is best served by establishing a corporate culture of accountability, responsibility and ethical behavior through the careful selection and evaluation of senior management and members of the Board and by carrying out the Board's responsibilities with honesty and integrity.

In discharging their obligations, directors should be entitled to rely on the honesty and integrity of the Company's senior executives and its outside advisors and auditors. Board members are expected to rigorously prepare for, attend, and participate in all Board meetings and meetings of Board committees on which they serve and to devote the time necessary to appropriately discharge their responsibilities. Each Board member is expected to ensure that other commitments do not materially interfere with the member's service as a director.

2. Selection of Chairman and CEO

The Entergy Board elects both the Chairman of the Board and the Chief Executive Officer, but it does not have a set policy concerning whether or not the roles of the Chairman of the Board and CEO should be combined or separate. The Board will review this structure on an annual basis through the Corporate Governance Committee. Should the Board combine the roles of Chairman of the Board and CEO, it will then consider the advisability of appointing a lead independent director.

3. Standing Committees; Independent Advisors

A committee structure of six standing committees is appropriate: Executive, Audit, Nuclear, Personnel, Corporate Governance and Finance. The Board may create or disband committees to accommodate changing circumstances. Members of the Audit Committee, the Personnel Committee and the Corporate Governance Committee will be independent under criteria established buy the New York Stock Exchange. The Board and each committee may, as it deems necessary and appropriate, retain independent counsel and other independent advisors.

4. Assignment and Rotation of Committee Members

The Chairman of the Board and the Corporate Governance Committee shall annually recommend to the Board proposed committee memberships and committee chairs. The Corporate Governance Committee will review these recommendations and report the matter to the full Board for action. In general rotation of memberships and chairmanships is deemed desirable. Unless specified in a committee's charter, there is no mandated periodic rotation of committee members since the Board wishes to have the flexibility to change committee memberships as needed to ensure appropriate breadth of background and experience for each committee.

5. Frequency and Length of Committee Meetings

The Committee Chair, in consultation with Committee members, will determine the frequency and length of the meetings of a Committee.

6. Committee Agenda

The Committee Chair, in consultation with the appropriate members of management and staff, will develop the Committee's agenda.

7. Selection of Agenda Items for Board Meetings

The Chairman of the Board and the CEO, with input from appropriate members of management and staff, set agenda items for Board meetings. Each Board member is free and encouraged to suggest items for the agenda.

8. Board and Committee Presentations and Materials Distributed in Advance

It is the sense of the Board that information and data that is important to the Board or its Committees be distributed to the appropriate directors before the Board and Committees meet. The meeting agendas, summaries and other relevant information should be sent to directors at least one week in advance of Board and Committee meetings. Directors are expected to have carefully reviewed this information prior to attending the Board and Committee meetings. This information should include an assessment by the Chairman and CEO as to issues, policies, strategies, or events to which the Board should give particular attention at upcoming meetings.

9. Regular Attendance of Non-Directors at Board Meetings

Key members of management, as designated by the CEO, may attend each meeting of the Board. The Board encourages the CEO to bring managers into Board meetings who: (a) can provide additional insight into agenda items and/or (b) have future potential that warrants exposure to the Board. The Board meets in executive session to consider matters of a confidential nature which may not be appropriate to discuss in the presence of non-directors.

10. Executive Sessions of Non-Management Directors

At each Board meeting, an Executive Session is held with only directors attending. At the request of the Chairman of the Board or a majority of the Board, the Corporate Secretary may attend an Executive Session. At least four times each year, an Executive Session is held with only the non-management directors in attendance to discuss any matters determined by them as appropriate for such a meeting. If the Chairman of the Board is a non-management director, he or she will chair these non-management executive sessions. If the Chairman of the Board is not a non-management director, the Chairman of the Corporate Governance Committee will chair these executive sessions. Among the matters that may be discussed at such Executive Sessions are succession planning, the CEO's evaluation of his or her direct reports and any self-assessment by the Board. Board members are free to meet or communicate with one another any time they wish.

11. Board Access to Senior Management

Board members have complete access to Entergy's management. Board members will use good judgment to assure that these contacts are not disruptive to the business operations of the Company and, if the content of the contact is significant, it should be brought to the attention of the Chairman of the Board and CEO.

12. Board Compensation Review

    It is appropriate for the staff of the Company to report once a year to the Corporate Governance Committee concerning the status of the Company's Board compensation, which should be commensurate with director compensation at similar at other U.S. public companies of a comparable size. Changes in Board compensation, if any, should come at the suggestion of the Corporate Governance Committee, but with full discussion and concurrence by the Board.

    The Corporate Governance Committee must review any substantial charitable contribution by the Company or its affiliates to any organization with which a director is affiliated.

13. Size of Board

Entergy Corporation's Articles of Incorporation state that the Board of Directors shall consist of not less than 9 nor more than 19 members.

14. Mix of Inside and Outside Directors

There should be a substantial majority of non-employee directors and a majority of independent directors. All corporate governance decisions should be approved by a majority of the independent directors.

15. Board Definition of What Constitutes Independence for Non-employee Directors

The Board supports and complies with the New York Stock Exchange statement of director independence specified in the NYSE's Listed Company Manual. Specifically, among other things:

          (a) No director qualifies as "independent" unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

(b) In addition:

    No director who is a former employee can be "independent" until five years after the employment has ended.

    No director who is, or in the past five years has been, affiliated with or employed by a (present or former) auditor of the company (or of an affiliate) can be "independent" until five years after the end of either the affiliation or the auditing relationship.

    No director can be "independent" if he or she is, or in the past five years has been, part of an interlocking directorate in which an executive officer of the listed company serves on the compensation committee of another company that concurrently employs the director.

    Directors with immediate family members in the foregoing categories are likewise subject to the five-year "cooling-off" provisions for purposes of determining "independence."
  Code of Conduct

The Board shall adopt a Code of Conduct for directors, officers and employees. Any request for an exception to that Code of Conduct involving a director or an executive officer shall be considered by the Corporate Governance Committee and approved by the Board.

17. Former Chief Executive Officer's Board Membership

When the CEO resigns, he/she should also offer his/her resignation as director at the same time. The Board, with due consideration of input from the new CEO, may allow the former CEO to continue to serve as a director. After a period of five years, the Board may determine that the former CEO is an independent director.

18. Board Membership Criteria

    The Corporate Governance Committee is responsible for reviewing with the Board on an annual basis the appropriate skills and characteristics required overall of Board members. It is the Board's objective that, at all times, its membership be composed of qualified, dedicated, and highly regarded individuals who have experience relevant to Entergy's operations and understand the complexities of the Company's business environment. In assessing Board membership criteria, the Corporate Governance Committee and the Board should consider factors such as judgment, skill, diversity, integrity, experience with business and other organizations of comparable size, the interplay of the candidate's experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Board seeks to include a diversity of backgrounds, perspectives, and skills among its members. Additionally, the Board recognizes that Section 8 of the Clayton Act (15 USC Section 19) prohibits, in certain circumstances, an individual from serving on the Boards of competing corporations.

               b.  Directors should advise the Chairman of the Board, the Chair of the Corporate Governance Committee and the
                    General Counsel in advance of accepting an invitation to sit on the Board of another Company.

19. Selection of New Director Candidates; Orientation and Continuing Education

               a.  The Corporate Governance Committee will be responsible for the search, screening and selection process for new director candidates, with input from the Chairman of the Board and CEO and other sources as appropriate.
                    The entire Board will then vote on approval of the nominee. The invitation to join the Board will be jointly extended by the Board, the Chairman of the Corporate Governance Committee and the Chairman of the Board
                    of the Company. The nominee shall be elected to the Board in a manner set forth in the bylaws, the Certificate of
                    Incorporation or relevant state statutes.

                b. The Corporate Governance Committee will specify the desired components of new director orientation and will make periodic recommendations concerning the continuing education of all Board members.

20. Assessing the Board's Performance

The Board will conduct a self-evaluation at least annually to determine whether it and its committees are functioning effectively. The assessment includes evaluation of the Board's contribution as a whole and specific areas in which the Board and/or management believes a better contribution could be made. The purpose of the review is to increase the effectiveness of the Board as a whole.

21. Directors Who Change Their Present Job Responsibility

Non-employee directors should offer their resignations when they change employment or the major responsibilities they held when they joined the Board. This does not necessarily mean that such directors should leave the Board. There should, however, be an opportunity for the Board, through the recommendation of the Corporate Governance Committee, to review the appropriateness of their nomination for re-election to the Board under these circumstances.

22. Term Limits

The Board has not established term limits. While acknowledging that term limits may bring new ideas and views to the Board, term limits cause the Company to lose the insight and knowledge of the organization and its operations that are developed over a period of time and therefore allow a director to make increasing contributions to the Board. The Corporate Governance Committee will annually consult with each director and allow each director the opportunity to confirm his or her desire to continue as a member of the Board.

23. Retirement Age

Directors may not be nominated by the Board for election or re-election after they have reached the age of 70, unless specifically recommended to serve beyond the age of 70 by the Corporate Governance Committee and approved by the Board of Directors.

24. Evaluation of the Chief Executive Officer

As set forth in the Charter of the Personnel Committee, the Personnel Committee will conduct an annual review of the performance of the CEO and will set the CEO's compensation. The results of the review and evaluation are communicated to the CEO by the Chairman of the Board.

25. Succession Planning

The Personnel Committee shall, at least annually, report to the Board on succession planning. The Company's succession plan will include appropriate contingencies in case the CEO retires or is incapacitated. The Personnel Committee will evaluate potential successors to the CEO. The CEO should make available to the Personnel Committee and to the Board recommendations and evaluations of potential successors.

26. Management Development

The CEO will present to the Board annually a report on the Company's program for management development. The Board of Directors will thereafter review and discuss the CEO's report.

27. Board Interaction With Institutional Investors, the Press, Customers, etc.

Management is expected to be the principal spokesman for Entergy. It is expected that public statements by directors regarding the Company will be with the knowledge of and, in most instances, at the request of management.

28. Directors' Responsibility of Oversight

The Directors of the Company, in their role of the oversight of management, have a responsibility to: 1) approve fundamental operating, financial and other corporate plans, strategies and objectives; 2) evaluate the performance of the Company and its senior management and take appropriate action, including removal, when warranted; 3) select, regularly evaluate and fix compensation of senior executives (Personnel Committee function); 4) require, approve and implement senior executive succession plans; 5) adopt policies of corporate conduct, including compliance with applicable laws and regulations, and maintain accounting, financial and other controls; 6) review the process of providing appropriate financial and operational information to decision makers (including Board members) and 7) evaluate the overall effectiveness of the Board.

29. Directors' Responsibility of Diligence and Knowledge

The Directors of the Company have the responsibility to have a basic understanding of the: 1) principal operational and financial objectives, strategies and plans of the Company; 2) results of operations and financial condition of the Company and any significant subsidiaries; 3) relative standing of the business segments and subsidiaries within the Company.

The Directors of the Company have the responsibility to satisfy themselves that an effective system is in place for periodic and timely reporting to the Board on the following matters: 1) current business and financial performance, including the degree of achievement of approved objectives and the need to address forward-planning issues; 2) financial statements, with appropriate segment or divisional breakdowns; 3) compliance with laws and corporate policies; 4) material litigation and regulatory matters.

Directors are expected to review Board and committee agendas and material sufficiently to enable them to participate in the meetings in an informed manner.

30. Directors' Responsibility in Disagreement

If, after a thorough discussion, a Director disagrees with any significant action to be taken by the Board, the Director may vote against the proposal and request that the dissenting vote be recorded in the minutes of the meeting.

31. Directors' Responsibility of Participation

Directors are expected to attend and participate in Board and committee meetings. If, during the course of a Board year, a director does not attend 75% of the aggregate number of meetings of the Board or committees on which the director serves, the Corporate Governance Committee shall meet with that director in an attempt to resolve the situation. If the situation cannot be resolved to the satisfaction of the Corporate Governance Committee, the Committee may take any action it deems appropriate, including a recommendation to the full Board not to renominate that director for election.

32. Directors' Responsibility of Loyalty

Directors should not use their corporate position to make personal profit or to gain a personal advantage. When a director, directly or indirectly, has a financial or personal interest in a transaction to which the Company is to be a party, the director should obtain the approval of the Corporate Governance Committee to participate in the transaction or should refrain from participating in the transaction.

33. Directors' Responsibility of Confidentiality

A Director should deal in confidence with all matters involving the Company until such time that there has been general public disclosure.

34. Amendments and Availability

These Corporate Governance Guidelines should be reviewed periodically by the Corporate Governance Committee and may be amended by a majority vote of the independent members of the Board of Directors. Consistent with the requirements of the New York Stock Exchange, these guidelines will be included on the Company's website and will be made available in print upon a request sent to the Company's Secretary.

Exhibit E

ENTERGY CORPORATION

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

The principal executive officer and those responsible for the preparation, evaluation and dissemination of financial information hold an important and elevated role in corporate governance. Therefore, in addition to the principles in the Code of Entegrity, Entergy expects that such personnel adhere to and advocate the following principles and responsibilities governing professional and ethical conduct.

To the best of their knowledge and ability, such personnel shall:

  Act with honesty and integrity, ethically handling actual or apparent conflicts of interest in personal and professional relationships.

  Provide full, fair, accurate, timely and understandable disclosure in reports and documents that Entergy files with, or submits to, the Securities and Exchange Commission and in public communications made by Entergy.

  Comply with applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

  Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

  Respect the confidentiality of information acquired in the course of work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of work shall not be used for personal advantage.

  Share knowledge and maintain skills important and relevant to constituents' needs.

  Proactively promote ethical behavior as a responsible colleague among peers in the work environment and community.

  Timely report any evidence of a violation of these principles to the Entergy Ethics Line (1-888-257-3844).

ENTERGY CORPORATION

Proxy Solicited by the Board of Directors for the
Annual Meeting of Stockholders--May 9, 2003

I hereby appoint J. Wayne Leonard, Robert v.d. Luft and Bismark A. Steinhagen jointly and severally, as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Entergy Corporation held of record by me on March 12, 2003, at the Annual Meeting of Stockholders to be held at the Del Lago Conference Center, 600 Del Lago Blvd., Montgomery, Texas 77356, on Friday, May 9, 2003, at 10:00 a.m., Central Daylight Time, and any adjournment or adjournments thereof, with all powers that I would possess if personally present.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, and any adjournment or adjournments thereof.

Receipt of the notice of meeting, the proxy statement and the Annual Report of Entergy Corporation for 2002 is acknowledged.

(Continued, and to be marked, dated and signed, on the other side)

I hereby appoint J. Wayne Leonard, Robert v.d. Luft and Bismark A. Steinhagen jointly and severally, as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Entergy Corporation held of record by me on March 12, 2003, at the Annual Meeting of Stockholders to be held at the Del Lago Conference Center, 600 Del Lago Blvd., Montgomery, Texas 77356, on Friday, May 9, 2003, at 10:00 a.m., Central Daylight Time, and any adjournment or adjournments thereof, with all powers that I would possess if personally present.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, and any adjournment or adjournments thereof.

Receipt of the notice of meeting, the proxy statement and the Annual Report of Entergy Corporation for 2002 is acknowledged.

(Continued, and to be marked, dated and signed, on the other side)
Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Entergy Corporation account online.

Access your Entergy Corporation stockholder account online via Investor ServiceDirectSM(ISD).

Mellon Investor Services LLC, agent for Entergy Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

Access your Entergy Corporation stockholder account online via Investor ServiceDirectSM(ISD).

Mellon Investor Services LLC, agent for Entergy Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:
View account status View certificate history View book-entry information	View payment history for dividends Make address changes Obtain a duplicate 1099 tax form Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS-Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

The confidentiality of your personal information is protected using severe socket layer (SSL)

  SSN or Investor ID
  PIN
  Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

  SSN or Investor ID
  PIN
  Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

You are now ready to log in. To access your account please enter your:

  SSN or Investor ID
  PIN
  Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

  Certificate History
  Book-Entry Information
  Issue Certificate
  Payment History
  Address Change
  Duplicate 1099

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

  Certificate History
  Book-Entry Information
  Issue Certificate
  Payment History
  Address Change
  Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

END OF FRONT SIDE OF PROXY CARD

END OF FRONT SIDE OF PROXY CARD

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 DOES NOT MAKE A RECOMMENDATION CONCERNING PROPOSAL 4. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND ABSTAIN ON PROPOSAL 4.

			Please mark your vote as indicated in this example.	X
		FOR	WITHHOLD	FOR ALL EXCEPT
1) Election of Directors		ÿ	ÿ	ÿ
01 M.S. Bateman 02 W.F. Blount 03 G.W. Davis 04 S.D. deBree 05 C.P Deming 06 A. M. Herman 07 J.W. Leonard 08 R.v.d. Luft	09 K.A. Murphy 10 P.W. Murrill 11 J.R. Nichols 12 W.A. Percy, II 13 D.H. Reilley 14 W.C. Smith 15 B.A. Steinhagen
_____________________________________ Except Nominee(s) written above

		FOR	AGAINST	ABSTAIN
2) Approval of the Amended and Restated 1998 Equity Ownership Plan.		ÿ	ÿ	ÿ

3) Approval of the Executive Annual Incentive Plan.		ÿ	ÿ	ÿ

4) Stockholder proposal concerning "poison pills".		ÿ	ÿ	ÿ
Signature_____________________	Signature_____________________	Date______________
If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.eproxy.com/etr

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone

1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the
Internet at: http://entergy.com/Investor/Financial/annual.asp